UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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Donaldson Company, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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DONALDSON COMPANY, INC.
1400 West 94th Street
Minneapolis, Minnesota 55431-2370
www.donaldson.com
NOTICE OF 2018 ANNUAL MEETING OF STOCKHOLDERS

TIME:	1:00 p.m. (local time) on Friday, November 30, 2018

HOW TO ATTEND:
You may attend the virtual meeting of stockholders online and vote your shares electronically as part of our virtual meeting by visiting www.virtualshareholdermeeting.com/DCI2018. This year's meeting will again be completely virtual designed to increase stockholder access. You will need the 16-digit control number that is printed in the box marked by the arrow on your Notice Regarding the Availability of Proxy Materials or proxy card to enter the Annual Meeting. We recommend that you log in at least fifteen minutes before the meeting to ensure that you are logged in when the meeting starts.

ITEMS OF BUSINESS:	(1)	The election of three directors;

	(2)	A non-binding advisory vote to approve the compensation of our Named Executive Officers;

	(3)	The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending July 31, 2019; and

	(4)	Any other business that properly comes before the meeting.

RECORD DATE:	You may vote if you are a stockholder of record at the close of business on October 1, 2018.

PROXY VOTING:
It is important that your shares are represented and voted at the Annual Meeting. You received instructions on voting your shares on the Notice of Internet Availability of Proxy Materials for the Annual Meeting. If you received paper copies of the proxy materials, instructions on the different ways to vote your shares are found on the enclosed proxy card. You should vote by proxy even if you plan to log in and attend the Annual Meeting. Your support is appreciated, and we encourage you to join us via www.virtualshareholermeeting.com/DCI2018.

PLEASE PROMPTLY VOTE YOUR PROXY TO SAVE US THE EXPENSE OF ADDITIONAL SOLICITATION.

Notice of Internet Availability of Proxy Materials for the stockholder meeting to be held on November 30, 2018: Our 2018 Proxy Statement and our Fiscal 2018 Annual Report to Stockholders are available at www.proxyvote.com.

By Order of the Board of Directors

Amy C. Becker
Secretary
Dated: October 10, 2018

i

ii

DONALDSON COMPANY, INC.
1400 West 94th Street
Minneapolis, Minnesota 55431-2370

PROXY STATEMENT Mailing Date: October 10, 2018

PROPOSALS YOU ARE ASKED TO VOTE ON

Item 1: Election of Directors
Three current directors, Andrew Cecere, James J. Owens, and Trudy A. Rautio, are recommended for election to the Board of Directors at the Annual Meeting. Information on the director nominees is provided on pages 8-12. Directors are elected for a three-year term so that approximately one-third are elected at each Annual Meeting of Stockholders.
The Board of Directors unanimously recommends a vote FOR the election of each director nominee.

Item 2:    Non-Binding Advisory Vote to Approve the Compensation of our Named Executive Officers
As required pursuant to Section 14A of the Securities Exchange Act of 1934, the Company is providing our stockholders with an advisory (non-binding) vote on the compensation of our Named Executive Officers as disclosed in this Proxy Statement.
The Board of Directors unanimously recommends a vote FOR the compensation of our Named Executive Officers described in this Proxy Statement.

Item 3: Ratification of the Appointment of Independent Registered Public Accounting Firm
The Audit Committee has appointed PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm to audit the Company’s financial statements for the fiscal year ending July 31, 2019, and is requesting ratification by the stockholders.
The Board of Directors unanimously recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending July 31, 2019.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Why did I receive this Proxy Statement?
You received this Proxy Statement because the Board of Directors of the Company is soliciting proxies for use at the Annual Meeting to be held on November 30, 2018, and you were a Donaldson stockholder as of the close of business on the record date of October 1, 2018. Only stockholders of record are entitled to vote at the Annual Meeting and the Board of Directors is soliciting your proxy to vote. We had 128,180,037 shares of common stock outstanding as of the close of business on the record date. Each share entitles its holder to one vote, and there is no cumulative voting.
This Proxy Statement summarizes the information you need to know to vote. We first mailed or otherwise made available to stockholders the Proxy Statement and form of proxy on or about October 10, 2018.

Why did I receive a notice in the mail regarding the internet availability of proxy materials instead of a full set of proxy materials?
In accordance with rules adopted by the Securities and Exchange Commission (the “SEC”), we may furnish proxy materials, including this Proxy Statement and our Fiscal 2018 Annual Report to Stockholders, to our stockholders by providing access to such documents on the internet instead of mailing printed copies. Most stockholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice of Internet Availability of Proxy Materials, which was mailed to most of our stockholders, will instruct you as to how you may access and review all of the proxy materials on the internet. Such notice also instructs you as to how you may submit your proxy on the internet. If you would like to receive a paper copy of our proxy materials, please follow the instructions for requesting such materials provided in the Notice of Internet Availability of Proxy Materials.
SEC rules allow us to deliver a single copy of an annual report, proxy statement, or Notice of Internet Availability of Proxy Materials to two or more stockholders that share the same household address. If you received multiple copies and would like to receive only one copy per household in the future, or if you received only one copy and would like to receive multiple copies in the future, you should contact your bank, broker or other nominee record holder, or, if you are a record holder, contact Amy Becker, Secretary, Donaldson Company, Inc., MS 101, P.O. Box 1299, Minneapolis, MN 55440-1299.

What does it mean if I receive more than one proxy card?
It means that you hold shares in multiple accounts with banks or stockbrokers, or with the transfer agent.
PLEASE VOTE ALL OF YOUR SHARES.

Who pays for the cost of proxy preparation and solicitation?
The Company pays for the cost of proxy preparation and solicitation, including the reasonable charges and expenses of brokerage firms, banks or other nominees for forwarding proxy materials to street name holders. We are soliciting proxies primarily by mail, email, and the internet. In addition, our directors, officers, and other employees may solicit proxies by email, telephone, facsimile, or personally. These individuals will receive no additional compensation for their services other than their regular salaries.

What am I voting on, what does the Board recommend and what vote is required to approve each item?
The table below summarizes the proposals that will be voted on, the vote required to approve each item, voting options, how votes are counted and how the Board recommends you vote:

Proposal	Vote Required	Voting Options	Board Recommendation(1)	Broker Discretionary Voting Allowed(2)	Impact of Abstention
Item 1: Election of three directors	Majority of votes cast "FOR" votes must exceed 50% of the number of votes cast, and the votes cast include votes to withhold authority(3)	"FOR" "WITHHOLD"	"FOR"	No	N/A
Item 2: A non-binding advisory vote on the compensation of our Named Executive Officers	We will consider our stockholders to have approved, on an advisory basis, the compensation of our Named Executive Officers if more shares are voted "FOR" than "AGAINST"	"FOR” “AGAINST" "ABSTAIN"	"FOR"	No	None
Item 3: Ratification of the appointment of our independent registered public accounting firm for the fiscal year ending July 31, 2019	Affirmative vote of a majority of the shares entitled to vote and represented at the meeting or by proxy	"FOR" "AGAINST" "ABSTAIN"	"FOR"	Yes	"AGAINST"
___________

(1)
If you do not specify how you want to vote your shares on your returned proxy card, or through the telephone or internet prompts, your shares will be voted in accordance with the Board recommendation above.

(2)
If you hold shares in a brokerage account in your broker's name (street name) and do not provide voting instructions to your broker, your broker will not vote your shares on any proposal where the broker does not have discretionary authority to vote. In such a situation, the shares will be considered present at the meeting for purposes of determining a quorum, but will not be considered to be represented at the meeting for purposes of calculating the vote with respect to the matter requiring discretionary authority. New York Stock Exchange ("NYSE") rules permit brokers discretionary authority to vote on Item 3 if they do not receive instructions from the street name holder of the shares. As a result, if you do not vote your street name shares, your broker has authority to vote on Item 3 on your behalf.

(3)	The vote described above applies for the election of directors in uncontested director elections. Directors will be elected by a plurality vote at a meeting if:

•
The Secretary receives a notice that a stockholder has nominated a person for election to the Board in compliance with the advance notice requirements for stockholder nominees set forth in our Bylaws; and

•	Such nomination has not been withdrawn by such stockholder prior to the 10th day preceding the date the Company first mails its notice of meeting to our stockholders.

We use an independent inspector of elections, Broadridge Investor Communication Solutions, Inc., to tabulate the votes received.

How do I vote my shares?
If you are a stockholder of record you may vote using any ONE of the following methods:

•	By PHONE - toll free 1-800-690-6903

•	By INTERNET - www.proxyvote.com

•	By MAIL - promptly complete, sign and mail your proxy card

•	By ONLINE - during the virtual meeting at www.virtualshareholdermeeting.com/DCI2018
You will need the 16-digit control number that is printed in the box marked by the arrow on your Notice Regarding the Availability of Proxy Materials or your proxy card to enter the Annual Meeting. We recommend that you log in at least fifteen minutes before the meeting is scheduled to begin.

How do I vote if I hold stock through a Donaldson employee benefit plan?
We have added the shares of common stock held by participants in Donaldson’s employee benefit plans to the participants’ other holdings shown on their proxy materials. Donaldson’s employee benefit plans are the Employee Stock Ownership Plan, the PAYSOP, and the Donaldson Company, Inc. Retirement Savings Plan (the “401(k) Plan”).
If you hold stock through Donaldson’s employee benefit plans, voting your proxy using one of the first three methods above also serves as confidential voting instructions to the plan trustee, Fidelity Management Trust Company (“Fidelity”). Fidelity also will vote the shares allocated to individual participant accounts for which it has not received instructions, as well as shares not so allocated, in the same proportion as the directed shares are voted. Fidelity will vote your employee benefit plan shares as directed by you provided that your proxy vote is RECEIVED BY NOVEMBER 29, 2018.
If you participate in the Donaldson Dividend Reinvestment Program or in the Donaldson Employee Stock Purchase Program administered by the transfer agent, your shares in those programs have been added to your other holdings and are included in your proxy materials.

How do I vote my shares held in “street name” in a brokerage or bank account?
If your shares are held in a brokerage or bank account in your broker's name (street name) you should follow the voting directions provided by your broker or nominee. If you do so, your broker or nominee will vote your shares as you have directed.

What if I submit a proxy and then change my mind?
You can change or revoke your proxy at any time before it is voted at the meeting by using any of the following methods:

•	Send written notice of revocation to our Secretary;

•	Submit a properly signed proxy card with a later date;

•	Vote by phone or internet at a time following your prior phone or internet vote; or

•	Vote online during the virtual meeting as described above.
If your shares are held in a brokerage account in your broker’s name (street name), contact your broker or nominee for information on how to change or revoke your voting instructions and provide new voting instructions.

Who may attend the meeting?
All Donaldson stockholders of record as of the close of business on October 1, 2018, may attend.

How many shares must be present to conduct the meeting?
At least a majority of the shares outstanding as of the record date must be present to establish a quorum, which is necessary for the meeting to be valid. We will count you as present if you:

•	Have properly voted your proxy by phone, internet, or mailing of the proxy card;

•	Are present by attending the virtual meeting; or

•	Hold your shares in a brokerage account in your broker's name (street name) and your broker uses its discretionary authority to vote your shares on Item 3.

How will voting on any other business be conducted?
We do not know of any business to be considered at the 2018 Annual Meeting of Stockholders other than the proposals described in this Proxy Statement. If any other business is properly presented at the Annual Meeting, your shares will be voted by the holders of the proxies in their discretion.

Where do I find the voting results of the meeting?
We will publish the voting results in a Form 8-K to be filed with the SEC within four business days of the meeting.

How do I submit a stockholder proposal for next year's Annual Meeting?
If you wish to include a proposal in the Company’s Proxy Statement for its 2019 Annual Meeting of Stockholders, you must submit the proposal in writing so that it is received no later than June 12, 2019. Please send your proposal to Amy Becker, Secretary, Donaldson Company, Inc., MS 101, P.O. Box 1299, Minneapolis, MN 55440-1299.
Under our Bylaws, if you wish to nominate a director or bring other business before the stockholders at our 2019 Annual Meeting without having your proposal included in our Proxy Statement:

•	You must notify the Secretary in writing between August 2, 2019 and September 1, 2019.

•
Your notice must contain the specific information required in our Bylaws. If you would like a copy of our Bylaws, we will send you one without charge. Please send your written request to the Secretary at the address shown above.

SECURITY OWNERSHIP

The following table sets forth information as to entities that have reported to the SEC or have otherwise advised the Company that they are a “beneficial owner,” as defined by the SEC’s rules and regulations, of more than 5% of the outstanding common stock of the Company based on the number of shares of common stock outstanding on October 1, 2018.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
State Farm Mutual Automobile Insurance Company	12,372,156(1)	9.7
One State Farm Plaza
Bloomington, IL 61710

The Vanguard Group, Inc.	12,077,446(2)	9.4
100 Vanguard Boulevard
Malvern, PA 19355

BlackRock, Inc.	10,778,537(3)	8.4
55 East 52nd Street
New York, NY 10055

_______________

(1)
Based on information provided in a Schedule 13G jointly filed with the SEC on February 8, 2018 by State Farm Mutual Automobile Insurance Company, an insurance company (“Auto Company”), and certain of its subsidiaries and affiliates. Auto Company reported that it has sole power to vote or direct the vote of and sole power to dispose of or direct the disposition of 6,054,000 shares; State Farm Life Insurance Company, an insurance company (“SFLIC”), reported that it has sole power to vote or direct the vote of and sole power to dispose of or direct the disposition of 609,600 shares; State Farm Investment Management Corp., an investment adviser and registered transfer agent (“SFIMC”), reported that it has sole power to vote or direct the vote of and sole power to dispose of or direct the disposition of 1,044,530 shares; State Farm Insurance Companies Employee Retirement Trust (“SF Retirement Trust”) reported that it has sole power to vote or direct the vote of and sole power to dispose of or direct the disposition of 3,425,153 shares; and State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees (“SF Thrift Plan”) reported that it has sole power to vote or direct the vote of and sole power to dispose of or direct the disposition of 1,238,873 shares. Auto Company is the parent company of multiple wholly owned insurance company subsidiaries, including SFLIC. Auto Company is also the parent company of SFIMC. SFIMC serves as transfer agent and investment adviser to three Delaware business trusts that are registered investment companies. Auto Company also sponsors SF Retirement Trust and SF Thrift Plan, two qualified retirement plans, for the benefit of its employees. Auto Company has established an investment department that is directly or indirectly responsible for managing or overseeing the management of the investment and reinvestment of assets owned by each entity that has joined in filing the Schedule 13G. The investment department is responsible for voting proxies or overseeing the voting of proxies related to the issuers' shares held by one or more entities that joined in the filing. Each insurance company included in the filing and SFIMC have established an investment committee that oversees the activities in managing that firm’s assets and the trustees of the qualified plans perform a similar role in overseeing the investment of each plan’s assets. Each of the reporting persons expressly disclaims beneficial ownership as to all shares as to which such person has no right to receive the proceeds of sale of the shares and disclaims that it is part of a group.

(2)
Based on information provided in a Schedule 13G/A filed with the SEC on February 9, 2018 by The Vanguard Group, Inc., an investment adviser (“Vanguard”). Vanguard reported that it has sole power to vote 72,015 shares, shared power to vote 15,030 shares, sole power to dispose of 12,000,600 shares and shared power to dispose of 76,846 shares. Each of Vanguard Fiduciary Trust Company (“Vanguard Trust”) and Vanguard Investments Australia, Ltd. (“Vanguard Investments”) are wholly owned subsidiaries of Vanguard. Vanguard Trust is the beneficial owner of 61,816 shares, as a result of its serving as investment manager of collective trust accounts, and Vanguard Investments is the beneficial owner of 25,229 shares, as a result of its serving as investment manager of Australian investment offerings.

(3)
Based on information provided in a Schedule 13G/A filed with the SEC on January 29, 2018 by BlackRock, Inc., a parent holding company ("BlackRock"). BlackRock reported that it has sole power to vote or direct the vote of 10,277,666 shares and sole power to dispose of or direct the disposition of 10,778,537 shares.

The following table shows information regarding the beneficial ownership of the Company’s common stock, as of September 26, 2018, by each director, nominee for director, each of the Named Executive Officers (“NEOs” as identified on page 24) and all current executive officers (“Officers”) and directors as a group. The shares listed in the table as beneficially owned include (i) shares over which a person has sole or shared voting power, or sole or shared power to invest or dispose of the shares, whether or not a person has any economic interest in the shares; (ii) deferred stock units that have vested and been deferred, as to which the beneficial owner has no voting or investment power; and (iii) shares subject to options exercisable within 60 days of September 26, 2018. Except as otherwise indicated, the named beneficial owner has sole voting and investment power with respect to the shares held by such beneficial owner, and the shares are not subject to any pledge.

Name of Beneficial Owner	Total Amount and Nature of Beneficial Ownership of Common Stock (1)(2)(3)	Percent of Common Stock	Deferred Stock Units Included in Total Amount Column (3)	Exercisable Options Included in Total Amount Column
Employee Director and Named Executive Officers
Amy C. Becker	93,012	*	0	64,834
Tod E. Carpenter	571,485	*	0	448,692
Scott J. Robinson	52,251	*	0	40,868
Thomas R. Scalf	106,176	*	0	86,267
Jeffrey E. Spethmann	77,350	*	0	62,267
Non-Employee Directors and Nominee
Andrew Cecere	49,413	*	0	45,867
Pilar Cruz	2,010	*	0	0
Michael J. Hoffman	129,305	*	0	99,867
Douglas A. Milroy	16,756	*	0	13,133
Willard D. Oberton	115,935	*	0	99,867
James J. Owens	58,102	*	0	53,067
Ajita G. Rajendra	103,026	*	0	85,467
Trudy A. Rautio	38,859	*	0	30,867
John P. Wiehoff	148,476	*	0	99,867
Current Directors and Officers as a Group	1,725,280	*	0	1,354,033
______________
*Indicates less than 1% of our outstanding common stock

(1)
Includes all beneficially owned shares, including restricted shares, shares for non-employee directors held in trust, shares underlying the units listed under the Deferred Stock Units column and the shares underlying options exercisable within 60 days, as listed under the Exercisable Options column.

(2)
Includes the following shares held in the Employee Stock Ownership and Retirement Savings Plan trust: Ms. Becker, 6,922 shares; Mr. Carpenter, 9,234 shares; Mr. Robinson, 409 shares; Mr. Scalf, 6,490 shares; Mr. Spethmann, 1,419 shares; and all Directors and Officers as a Group, 27,621 shares. Voting of shares held in the Employee Stock Ownership and Retirement Savings Plan trust is passed through to the participants. Also includes the following shares held in the Deferred Compensation and 401(k) Excess Plan trust: Ms. Becker, 846 shares; Mr. Carpenter, 7,534 shares; Mr. Robinson, 494 shares; Mr. Scalf, 1,966 shares; Mr. Spethmann, 989 shares; and all Directors and Officers as a Group, 12,527 shares. Voting of shares held in the Deferred Compensation and 401(k) Excess Plan trust is passed through to the participants.

(3)
Includes the following shares held in the non-employee director’s deferred stock account trust: Mr. Cecere, 2,129 shares; Ms. Cruz, 593 shares; Mr. Hoffman, 28,021 shares; Mr. Milroy, 1,056 shares; Mr. Oberton, 12,651 shares; Mr. Owens, 3,618 shares; Mr. Rajendra, 15,942 shares; Ms. Rautio, 6,575 shares; Mr. Wiehoff, 46,792 shares; and all Directors and Officers as a Group, 117,377 shares. Voting of shares held in the deferred stock account trust is passed through to the participants.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s Directors and Officers to file initial reports of ownership and reports of changes in ownership with the SEC. To the Company’s knowledge, based on a review of copies of such forms and representations furnished to the Company during fiscal 2018, all Section
16(a) filing requirements applicable to the Company’s Directors and Officers were satisfied, except that Richard Lewis had two late Form 4 filings: (i) one reported a stock option grant in connection with his appointment as a Section 16 officer, which was late due to an administrative delay in receiving EDGAR codes; and (ii) one reported an acquisition of shares in his 401(k) excess plan account.

ITEM 1: ELECTION OF DIRECTORS

The Bylaws of the Company provide that the Board of Directors shall consist of not less than 3 nor more than 15 directors and that the number of directors may be changed from time to time by the affirmative vote of a majority of the directors. The Board of Directors currently consists of 10 directors. Vacancies and newly created directorships resulting from an increase in the number of directors may be filled by a majority of the directors then in office and the directors so chosen will hold office until the next election of the class for which such directors have been chosen and until their successors are elected and qualified. Directors are elected for a term of three years with positions staggered so that approximately one-third of the directors are elected at each Annual Meeting of Stockholders.
The directors with terms expiring at the 2018 Annual Meeting of Stockholders are Andrew Cecere, James J. Owens, and Trudy A. Rautio.
The Corporate Governance Committee and the Board of Directors reviewed and considered the qualifications and service of Andrew Cecere, James J. Owens, and Trudy A. Rautio and approved their nomination to stand for re-election to the Board.
Each of the nominees has agreed to serve as a director if elected. The Board of Directors has no reason to believe that any of the nominees will be unavailable or unable to serve, but in the event a nominee is not a candidate at the meeting, the persons named in the proxy intend to vote in favor of the remaining nominee or nominees and such other person or persons, if any, as they may determine.

Board Recommendation
The Board of Directors recommends that stockholders vote FOR the election of Andrew Cecere, James J. Owens, and Trudy A. Rautio for three-year terms expiring in 2021.

Information Regarding Directors
The director nominees and the directors whose term in office will continue after the meeting have provided information about themselves in the following section. SEC rules require us to discuss briefly the specific experience, qualifications, attributes, or skills that led the Board to conclude that each director nominee and director should serve on our Board of Directors. This discussion is provided in a separate paragraph following each director’s biography in the following sections.

Directors with Terms Expiring in 2018

Andrew Cecere
Age - 58 Director since 2013 Committee: Audit

Biography
Chairman (2018), President (2015) and Chief Executive Officer (2017) of U.S. Bancorp, a financial services provider. Previously, Chief Operating Officer (2016); Vice Chairman and Chief Operating Officer (2015); Vice Chairman and Chief Financial Officer (2007-2015); Vice Chairman, Wealth Management (2001-2007); Chief Financial Officer of the former U.S. Bancorp (2000-2001); and Vice Chairman of U.S. Bank (1999-2000).

Qualifications
Andy Cecere brings to the Board his valuable financial and management experience as President and Chief Executive Officer, and former Vice Chairman, Chief Operating Officer, and Chief Financial Officer, of U.S. Bancorp, the parent company of U.S. Bank National Association, the 5th largest commercial bank in the United States. U.S. Bank provides banking, brokerage, insurance, investment, mortgage, trust, and payment services products to consumers, businesses, and institutions. Andy has over 30 years of experience with U.S. Bancorp, including serving as Vice Chairman of Wealth Management and leading key banking, trust, insurance, and advisory businesses. He serves on U.S. Bancorp’s Managing Committee. Andy currently serves on the Board of Overseers of the Carlson School of Management at the University of Minnesota. Andy has a Bachelor’s degree in Business Administration and Finance from the University of St. Thomas and an M.B.A. degree from the Carlson School of Management at the University of Minnesota.

Other Public Company Boards:   U.S. Bancorp

James J. Owens
Age - 54 Director since 2013 Committees: Corporate Governance Human Resources

Biography
President and Chief Executive Officer (2010) of H.B. Fuller Company, a leading global adhesives provider. Previously, Senior Vice President, Americas (2010) and Senior Vice President, North America (2008-2010).

Qualifications
Jim Owens brings to the Board his extensive experience and expertise in global manufacturing businesses. He spent 22 years with National Starch’s adhesives business, a division of ICI (Imperial Chemical Industries Limited), in a variety of positions, including serving as Corporate Vice President and General Manager and as Vice President and General Manager of the Europe/Middle East and Africa adhesives business. Jim provides global leadership insights as well as public company Board experience. Jim currently serves on the Board of Overseers of the Carlson School of Management at the University of Minnesota. Jim has a Bachelor’s degree in Chemical Engineering from the University of Delaware and an M.B.A. degree from The Wharton School, University of Pennsylvania.

Other Public Company Boards:  H.B. Fuller Company

Trudy A. Rautio
Age - 65 Director since 2015 Committees: Audit Corporate Governance

Biography
Retired President and Chief Executive Officer (2012-2015) of Carlson, a privately held global hospitality and travel company. Previously, Executive Vice President and Chief Administrative Officer (2011-2012) and Executive Vice President and Chief Financial Officer (2005-2011).

Qualifications
Trudy Rautio brings to the Board her leadership experience in her position as the former President and Chief Executive Officer of Carlson. Prior to her appointment as CEO, Trudy served as Executive Vice President and Chief Financial and Administrative Officer and has valuable experience in various categories, including business, financial, and information technology operations. Trudy has knowledge and experience leading global businesses and operations. Trudy currently serves on the following private boards: Cargill and Securian Financial Group. Trudy is a graduate of Bemidji State University and has an M.B.A. from the University of St. Thomas. In addition, she is a Certified Public Accountant (unlicensed) and Certified Management Accountant.

Other Public Company Boards:  Merlin Entertainments

Directors with Terms Expiring in 2019

Michael J. Hoffman
Age - 63 Director since 2005 Committees: Corporate Governance Human Resources

Biography
Retired Chairman (2006-2017) of The Toro Company, a provider of outdoor maintenance and beautification products. Previously, Chief Executive Officer (2005-2016); President (2004-2015); Group Vice President (2001-2004); and Vice President and General Manager (2000-2001).

Qualifications
Mike Hoffman brings to the Board his expertise as a public company leader at The Toro Company where he started in 1977 and retired from his CEO and Chairman of the Board positions in 2017. Mike adds valuable marketing and strategic planning experience working for a company that has a strongly branded identity. Mike is an experienced public company Board member having served on the Boards of Donaldson and Toro since 2005. Mike has a Bachelor’s degree in Marketing Management from the University of St. Thomas and an M.B.A degree from the University of Minnesota - Carlson School of Management.

Other Public Company Boards:  Advanced Disposal Services, Inc.
Other Public Company Boards (last five years): The Toro Company (2005-2017)

Douglas A. Milroy
Age - 59 Director since 2016 Committee: Audit

Biography
Former Chairman (2014-2017) and Chief Executive Officer (2009-2017) of G&K Services, Inc., a service-focused provider of branded uniform and facility services programs. Previously, President, Direct Purchase and Business Development (2006-2009).

Qualifications
Doug Milroy brings to the Board his expertise, executive leadership experience and management of a public company. Doug has extensive global leadership experience in business-to-business organizations. Doug provides the Board valuable insight with respect to his experience with global operational, strategic and management matters. Doug has a Bachelor’s degree from the University of Minnesota and an M.B.A. from The Harvard Business School.

Other Public Company Boards: None
Other Public Company Boards (last five years): G&K Services, Inc. (2009-2017)

Willard D. Oberton
Age - 60 Director since 2006 Committee: Corporate Governance

Biography
Chairman (2014) of Fastenal Company, an industrial and construction supplies company. Previously, President and Chief Executive Officer (2015); Chief Executive Officer (2002-2014); President (2001-2012); Chief Operating Officer (1997-2002); and Executive Vice President (2000-2001).

Qualifications
Will Oberton brings to the Board strong business acumen and his expertise as a public company leader at Fastenal Company. Will served in various sales, operational, and management roles and provides valuable insight from this experience. Will was named 2006 CEO of the Year by Morningstar, Inc. Will is an experienced public company Board member having served on Donaldson’s Board since 2006 and the Fastenal Board since 1999. Will also serves on the Board of Wincraft Inc., a privately held company. Will has a Marketing degree from St. Cloud Technical and Community College.

Other Public Company Boards: Fastenal Company

Directors with Terms Expiring in 2019 (continued)

John P. Wiehoff
Age - 57 Director since 2003 Committee: Audit

Biography
Chairman (2007), Chief Executive Officer (2002), and President (1999) of C.H. Robinson Worldwide, Inc., a transportation, logistics, and sourcing company.

Qualifications
John Wiehoff brings to the Board his expertise as a public company leader at C.H. Robinson. John has significant public company financial experience, first as a CPA at a large public accounting firm and subsequently in various leadership positions in the financial organization at C.H. Robinson, including serving as its CFO prior to becoming CEO. John adds valuable supply chain, logistics, and international expertise working for a company that is a global provider of multimodal transportation services and logistics services. John is an experienced public company Board member having served on the C.H. Robinson Board since 2001, the Donaldson Board since 2003 and the Polaris Industries Board since 2007. John has a Bachelor's degree from St. John’s University.

Other Public Company Boards:  C.H. Robinson and Polaris Industries Inc.

Directors with Terms Expiring in 2020

Tod E. Carpenter
Age - 59 Director since 2014 Committees: None

Biography
Chairman (2017), President and Chief Executive Officer (2015) of the Company. Previously, Chief Operating Officer (2014-2015); Senior Vice President, Engine Products (2011-2014); Vice President, Europe and Middle East (2008-2011); and Vice President, Global Industrial Filtration Systems (2006-2008).

Qualifications
Tod Carpenter brings to the Board a wealth of general management and global leadership experience. Tod joined Donaldson in 1996. Since then, his roles have included driving strategic growth initiatives, launching innovative proprietary products, and strengthening relationships with the Company’s key global customers. Tod has a Bachelor’s Degree in Manufacturing Technology from Indiana State University and an M.B.A. from Long Beach State University. Tod currently serves on the Board of Overseers of the Carlson School of Management at the University of Minnesota.

Other Public Company Boards:  None

Pilar Cruz
Age - 47 Director since 2017 Committee: Human Resources

Biography
President, Cargill Feed and Nutrition (2017) of Cargill, Incorporated, a provider of food, agriculture, financial and industrial products and services. Previously, Corporate Vice President, Corporate Strategy & Development (2015-2017); President & Business Unit Leader, Cargill Meats Europe (2013-2015); General Manager, Cargill Meats Central America (2012-2013); and Integration Manager, Cargill Meats Central America (2011-2012).

Qualifications
Pilar Cruz brings to the Board her experience and expertise in corporate strategy, management and global leadership. Pilar has gained this valuable experience from her various leadership and managment roles at Cargill. Her global experience will provide the Board with valuable insight with respect to strategic, operational and management matters. Pilar has a Bachelor’s Degree in Economics from Universidad de Los Andes in Bogotá, Colombia and an M.B.A. from the Ross School of Business at the University of Michigan.

Other Public Company Boards:   None

Ajita G. Rajendra
Age - 66 Director since 2010 Committees: Audit Human Resources

Biography
Executive Chairman (2018) of A.O. Smith Corporation, a global water technology company and manufacturer of residential and commercial water heating equipment. Previously, Chairman (2014-2018), President and Chief Executive Officer (2013-2018); President and Chief Operating Officer (2011-2013); Executive Vice President (2006-2011); Senior Vice President (2005-2006); and President, A.O. Smith Water Products Company (2005-2011).

Qualifications
Ajita Rajendra brings to the Board his public company leadership expertise and experience in his position as President and Chief Executive Officer of A.O. Smith. Ajita has valuable manufacturing experience in various categories, including consumer durables, industrial products, and appliances. From his previous experience as the President of A.O. Smith Water Products Company, Ajita provides valuable insight to the Board on leading global businesses and negotiating acquisitions and joint ventures. Ajita is originally from Sri Lanka, received a Bachelor's degree in Chemical Engineering at the Indian Institute of Technology, Madras, India and an M.B.A. degree from Carnegie Mellon University.

Other Public Company Boards:   A.O. Smith Corporation and the Timken Company

CORPORATE GOVERNANCE

Board Oversight and Director Independence
Donaldson’s Board believes that a primary responsibility of the Board of Directors is to provide effective governance over Donaldson’s business. The Board selects the Chairman of the Board and the Chief Executive Officer, and monitors the performance of senior management to whom it has delegated the conduct of the business. The Board has adopted a set of Corporate Governance Guidelines to assist in its governance, and the complete text of Donaldson’s Corporate Governance Guidelines is available on our Investor Relations website, ir.donaldson.com, under Corporate Governance - Governance Documents.
Our Corporate Governance Guidelines provide that a significant majority of our directors will be non-employee directors who meet the independence requirements of the NYSE. The Corporate Governance Guidelines also require that our Corporate Governance, Audit, and Human Resources Committees be comprised entirely of non-employee directors who meet all of the independence and experience requirements of the NYSE and SEC.
The Board has established the following independence standards consistent with the current listing standards of the NYSE for determining independence:
A director will not be considered independent if, within the preceding three years:

•	The director was an employee of Donaldson, or an immediate family member of the director was an executive officer of Donaldson;

•
The director or an immediate family member of the director has received during any 12-month period more than $120,000 in direct compensation from Donaldson (other than director and Committee fees and pension or other forms of deferred compensation for prior service);

•	An executive officer of Donaldson was on the Compensation Committee of a company that, at the same time, employed the director or an immediate family member of the director as an executive officer;

•
The director was an executive officer or employee of, or an immediate family member of the director was an executive officer of, another company that does business with Donaldson and the annual revenue derived from that business by either company exceeds the greater of (i) $1 million or (ii) 2% of the annual gross revenues of such company; or

•	The director or an immediate family member of the director has been affiliated with or employed in a professional capacity by Donaldson’s independent registered public accounting firm.

The Board has evaluated the transactions and relationships between each of our non-employee directors and the Company, including those companies where directors or nominees serve as an officer. All transactions and relationships were significantly below the thresholds described above and all involved only the ordinary course of business purchase and sale of goods and services at companies where directors serve as an officer. The table below describes the transactions and relationships the Board considered and, in each case, the amounts involved were less than the greater of $1 million or 2% of both our and the recipient’s annual revenues:

Director / Nominee	Entity and Relationship	Transactions	% of Entity’s Annual Revenues in Each of the Last 3 years
Andrew Cecere	U.S. Bancorp
U.S. Bancorp provides commercial banking, brokerage, trust and financing services, cash management, foreign exchange, serves as a co-lead participant in our syndicated revolving credit facility (fiscal 2017).(1)
Less than 1%
Pilar Cruz	Cargill, Incorporated	We sell products to Cargill, Incorporated.	Less than 1%
Michael J. Hoffman	The Toro Company	We sell products to The Toro Company.	Less than 1%
Willard D. Oberton	Fastenal Company	We sell products to and purchase products from Fastenal Company.	Less than 1%
James J. Owens	H.B. Fuller	We sell products to and purchase products from H.B. Fuller.	Less than 1%
Ajita G. Rajendra	A.O. Smith Corporation	We sell products to A.O. Smith Corporation.	Less than 1%
John P. Wiehoff	C.H. Robinson Worldwide, Inc.	We purchase logistics services from C.H. Robinson Worldwide, Inc.	Less than 1%
___________

(1)
Our banking and borrowing relationship with U.S. Bancorp predates Mr. Cecere’s service on our Board, and Mr. Cecere has never been personally involved in the negotiation of our business terms or relationships with U.S. Bancorp, nor does he receive any special benefit related to the transactions. Our Board determined that neither the nature of our relationship with U.S. Bancorp nor the amount of fees and interest paid to U.S. Bancorp was material to either us or U.S. Bancorp. In fiscal 2018, we did not use U.S. Bancorp for any investment banking, consulting or advisory services. Furthermore, none of the services provided by U.S. Bancorp during fiscal 2018 involved access to sensitive or strategic information about our Company or involved commission-based payments.

Based on this review and the information provided in response to annual questionnaires completed by each independent director regarding employment, business, familial, compensation, and other relationships with the Company and management, the Board has determined that every director and nominee for director (i) has no material relationship with Donaldson, (ii) satisfies all of the SEC and NYSE independence standards and our Board-approved independence standards and (iii) is independent, with the exception of Tod Carpenter who is an employee director. The Board also has determined that each member of its Corporate Governance, Audit, and Human Resources Committees is an independent director.

Policy and Procedures Regarding Transactions with Related Persons
Our Board of Directors, upon the recommendation of the Corporate Governance Committee, has adopted a written Related Person Transaction Policy. This policy delegates to our Audit Committee responsibility for reviewing, approving, or ratifying transactions with certain “related persons” that are required to be disclosed under the rules of the SEC. Under the policy, a “related person” includes any of the directors or officers of the Company, certain stockholders and members of their immediate family.
Our Related Person Transaction Policy applies to transactions that involve a related person where we are a participant and the related person has a material direct or indirect interest. Certain types of transactions have been evaluated and preapproved by the Board under the policy:

•	Any transaction in the ordinary course of business in which the aggregate amount involved will not exceed $120,000;

•	Any transaction where the related person’s interest arises solely from being a stockholder and all stockholders receive the same benefit on a pro rata basis; and

•
Any transaction with another company at which a related person’s only relationship is as an employee, director or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved does not exceed the greater of (i) $500,000 or (ii) 1% of that company’s or Donaldson’s total annual revenues.

Board Leadership Structure
Our Corporate Governance Guidelines provide for the roles of Chairman of the Board of Directors and Chief Executive Officer ("CEO"). The Board may, but is not required to, separate the offices of Chairman of the Board and CEO. This allows the Board to exercise its judgment to determine whether the roles should be separate or combined based on the Company’s needs and the Board’s assessment of the Company’s leadership at any point in time. Our Corporate Governance Guidelines provide that, whenever the position of Chairman is not held by an independent director, the Board will appoint an independent director to serve as Lead Director.
Tod Carpenter serves as both Chairman of the Board and CEO. Since the position of Chairman is not held by an independent director, the Board appointed Will Oberton, the Chair of the Corporate Governance Committee, to serve as Lead Director.
The Board and its Corporate Governance Committee considered that all directors, other than Tod Carpenter, are independent, all committees are comprised solely of independent directors, and the Board would retain strong independent leadership through the independent Lead Director. The Lead Director’s duties include coordinating the activities of the independent directors, setting the agenda for and moderating executive sessions of the Board’s independent directors, and facilitating communications among the independent members of the Board. In performing these duties, the Lead Director is expected to consult with the Committee Chair of the appropriate Committee and solicit their participation in order to avoid diluting the authority or responsibilities of such Committee Chairs.
The independent directors meet in executive session at every Board and Committee meeting, and have the authority to ensure that the proper balance of power, authority, and transparency is maintained in all aspects of governance at the Company. We believe that our Board leadership structure effectively supports the risk oversight function of our Board.

Risk Oversight by Board of Directors
Our Board of Directors has responsibility for the oversight of risk management. The Board, either as a whole or through its Committees, regularly discusses with management the Company’s risk assessments and risk management procedures and controls.

•
The Audit Committee has responsibility in its Charter to review the Company’s strategies, processes, and controls with respect to risk assessment and risk management and assists the Board in its oversight of risk management.

•
The Human Resources Committee has responsibility in its Charter to review and assess risk with respect to the Company’s compensation arrangements and practices, including with respect to incentive compensation.

•
The Corporate Governance Committee oversees risks associated with its areas of responsibility, including the risks associated with director and CEO succession planning, non-employee director compensation, and the Company’s corporate governance practices.

Our Board is kept abreast of the risk oversight efforts by its Committees through regular reports to the full Board by our Committee Chairs.

Meetings and Committees of the Board of Directors
There were six meetings of the Board of Directors in fiscal 2018. Each director attended at least 75% of the aggregate of all meetings of the Board and its Committees on which she or he served during the year. It is our policy that directors are expected to attend our Annual Meeting of Stockholders. Last year, all individuals then serving as directors attended the Annual Meeting of Stockholders.
The Board of Directors has three Committees:

•	Audit Committee

•	Human Resources Committee

•	Corporate Governance Committee
Each of the Board Committees has a written Charter, approved by the Board, establishing the authority and responsibilities of the Committee. Each Committee’s Charter is posted on our Investor Relations website, ir.donaldson.com, under Corporate Governance - Committee Composition. The following tables provide a summary of each Committee’s key areas of oversight, the number of meetings of each Committee during the last fiscal year, and the names of the directors serving on each Committee.

Audit Committee

Responsibilities		Number of Meetings in Fiscal 2018: 8

•	Appoints and replaces the independent registered public accounting firm and oversees its work.	Directors who serve on the Committee: John P. Wiehoff, Chair Andrew Cecere Douglas A. Milroy Ajita G. Rajendra Trudy A. Rautio

•	Pre-approves all auditing services and permitted non-audit services to be performed by the independent registered public accounting firm, including related fees.

•
Reviews with management and the independent registered public accounting firm our annual audited financial statements and recommends to the Board whether the audited financial statements should be included in the Company’s Annual Report on Form 10-K.

•	Reviews with management and the independent registered public accounting firm our quarterly financial statements and the associated earnings news releases.

•
Reviews with management and the independent registered public accounting firm significant reporting issues and judgments relating to the preparation of our financial statements, including internal controls.

•	Reviews with management and the independent registered public accounting firm our critical accounting policies and practices and major issues regarding accounting principles.

•	Reviews the Company’s strategies, processes, and controls with respect to risk assessment and risk management and assists the Board in its oversight of risk management.

•	Reviews the appointment, performance, and replacement of the senior internal audit executive and reviews the CEO’s and CFO’s certification of internal controls and disclosure controls.

•	Reviews the Company’s compliance programs and procedures for the receipt, retention, and handling of complaints regarding accounting, internal controls, and auditing matters.

Human Resources Committee

Responsibilities		Number of Meetings in Fiscal 2018: 4

•	Reviews and approves the CEO’s compensation, leads an annual evaluation of the CEO’s performance, and determines the CEO’s compensation based on this evaluation.	Directors who serve on the Committee: Michael J. Hoffman, Chair Pilar Cruz James J. Owens Ajita G. Rajendra

•	Reviews and approves executive compensation plans and all equity-based plans.

•	Reviews and approves incentive compensation goals and performance measurements applicable to our Officers.

•	Reviews the Company’s compensation risk analysis.

•	Reviews and recommends that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement and Annual Report on Form 10-K.
•	Reviews and recommends to the Board the compensation paid to the independent non-employee directors.

The Human Resources Committee has the authority to retain independent compensation consultants to assist in the analysis of our executive compensation program. The Committee has engaged Willis Towers Watson as an independent compensation consultant to perform an annual benchmarking review of our executive compensation program and to be available for Committee meetings as needed. In its capacity as a compensation consultant to the Committee, Willis Towers Watson reports directly to the Committee and the Committee has sole authority to retain and terminate the consulting relationship.
Below is a summary of different services provided and associated fees received by Willis Towers Watson.

Services	Fees
Executive and Board compensation support	$253,412
Non-executive compensation survey	$13,650
Benefits consulting and brokerage services	$212,694

All of the additional services performed by Willis Towers Watson, along with their affiliated companies, were approved by management and performed at the direction of management in the ordinary course of business. In assessing the independence of Willis Towers Watson, the Human Resources Committee considered the factors contained in the applicable SEC and NYSE rules, including the amount and nature of the additional consulting work provided to the Company and concluded that no conflict of interest exists that would prevent Willis Towers Watson from independently advising the Committee.

Corporate Governance Committee

Responsibilities		Number of Meetings in Fiscal 2018: 3

•	Reviews and establishes the process for the consideration and selection of director candidates and recommends director candidates for election to the Board.	Directors who serve on the Committee: Willard D. Oberton, Chair Michael J. Hoffman James J. Owens Trudy A. Rautio

•	Reviews and recommends the size and composition of the Board.

•	Reviews and recommends the size, composition, and responsibilities of all Board Committees.

•	Reviews and recommends policies and procedures to enhance the effectiveness of the Board, including those in the Corporate Governance Guidelines.

•	Oversees the Board’s annual self-evaluation process.

Corporate Governance Guidelines
Our Board has adopted a set of Corporate Governance Guidelines to assist it in carrying out its oversight responsibilities. These guidelines address a broad range of topics, including director qualifications, director nomination processes, term limits, Board and Committee structure and process, Board evaluations, director education, and conflicts of interest. The complete text of the guidelines is available on our Investor Relations website, ir.donaldson.com, under Corporate Governance - Governance Documents.
Code of Business Conduct and Ethics
All of our directors and employees, including our CEO, CFO, and other senior management, are required to comply with our Code of Conduct to help ensure that our business is conducted in accordance with the highest standards of legal and ethical behavior. Employees are required to bring any violations and suspected violations of the code to Donaldson’s attention through management, the Company’s Compliance Committee, the Company’s legal counsel, or by using our confidential compliance helpline. Our toll-free U.S. compliance helpline number is 888-366-6031. Information on accessing the helpline from our international locations and the full text of our Code of Conduct are available on our Investor Relations website, ir.donaldson.com, under Corporate Governance - Governance Documents.
Board Composition and Qualifications
Our Corporate Governance Committee oversees the process for identifying and evaluating candidates for the Board of Directors. Directors should possess the highest personal and professional ethics, integrity and values and be committed to representing the long-term interests of the Company’s stockholders. General and specific guidelines for director selection and qualification standards are detailed in the Corporate Governance Guidelines. The Committee will consider nominations from stockholders under these standards if the nominations are timely received as described in this Proxy Statement.
Director Selection Process
The Bylaws of the Company provide that the Board of Directors shall consist of not less than 3 nor more than 15 directors and that the number of directors may be changed from time to time by the affirmative vote of a majority of the directors. The Board of Directors has currently established the number of directors constituting the entire Board at 10. Vacancies and newly created directorships resulting from an increase in the number of directors may be filled by a majority of the directors then in office and the directors so chosen will hold office until the next election of the class for which such directors have been chosen and until their successors are elected and qualified. Directors are elected for a term of three years with positions staggered so that approximately one-third of the directors are elected at each Annual Meeting of Stockholders. Based on a recommendation from the Corporate Governance Committee, each year the Board will recommend a slate of directors to be presented for election at the Annual Meeting of Stockholders.The Corporate Governance Committee will consider candidates submitted by members of the Board, director search firms, executives, and our stockholders, and the Committee will review such candidates in accordance with our Bylaws, Corporate Governance Guidelines, and applicable legal and regulatory requirements. The Committee’s process includes the consideration of the qualities listed in the Corporate Governance Guidelines, including that directors should possess the highest personal and professional ethics, integrity, and values and be committed to representing the long-term interests of the Company’s stockholders. The Committee reviews and discusses director candidates on a regular basis at its Committee meetings. In identifying and recommending candidates for nomination by the Board as a director of Donaldson, the Committee will consider appropriate criteria, including current or recent experience as a Chairman of a Board, CEO or other senior management, business expertise, and diversity factors. Diversity is meant to be interpreted broadly. It includes race, gender, and national origin and also includes differences of professional experience, global experience, education, and other individual qualities and attributes. The Committee also will consider general criteria such as independence, ethical standards, a proven record of accomplishment, and the ability to provide valuable perspectives and meaningful oversight. Periodically, the Committee will work with one or more search firms to assist in identifying qualified director candidates. Candidates recommended by stockholders are evaluated in accordance with the same criteria as other candidates and recommendations should be submitted by following the same procedures as required to formally nominate a candidate.
Our Bylaws provide that if a stockholder proposes to nominate a candidate at the Annual Meeting of Stockholders, the stockholder must give written notice of the nomination to our Secretary in compliance with the applicable deadline for submitting stockholder proposals for the applicable Annual Meeting. The stockholder’s notice must set forth as to each nominee all information relating to the person whom the stockholder proposes to nominate that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected). No stockholders submitted director nominations in connection with this year’s meeting.
Executive Sessions and Evaluations
Our independent directors meet in executive session without management present at each Board meeting. Likewise, all Board Committees regularly meet in executive session without management. The Board and each Committee conducted an evaluation of its respective performance in fiscal 2018.
Communications with Directors
The Company’s compliance helpline is in place for our employees and others to direct their concerns to the Audit Committee, on a confidential and anonymous basis, regarding accounting, internal accounting controls, and auditing matters.
In addition, we have adopted procedures for our stockholders, employees, and other interested parties to communicate directly with the members of the Board of Directors. You can communicate by writing to the Chairman of the Board, the Chair of the Audit Committee, the Chair of the Corporate Governance Committee, the independent directors as a group, or the full Board, in the care of the office of the Secretary, Donaldson Company, Inc., MS 101, P.O. Box 1299, Minneapolis, MN 55440-1299.
Written communications about accounting, internal accounting controls, and auditing matters should be addressed to the Chair of the Audit Committee. Please indicate if you would like your communication to be kept confidential from management. The procedures for communication with the Board of Directors also are posted on our Investors Relations website, ir.donaldson.com, under Corporate Governance - Governance Documents.
Audit Committee Expertise
In addition to meeting the independence requirements of the NYSE and the SEC, all members of the Audit Committee have been determined by the Board to meet the financial literacy requirements of the NYSE’s listing standards. The Board also has designated John Wiehoff and Andrew Cecere as Audit Committee financial experts as defined by SEC regulations.

Complaint-Handling Procedures
In accordance with federal law, the Audit Committee has adopted procedures governing the receipt, retention, and handling of complaints regarding accounting and auditing matters. These procedures include a means for employees to submit concerns on a confidential and anonymous basis through the Company’s compliance helpline.

DIRECTOR COMPENSATION

Annual compensation for our non-employee directors is designed to attract and retain highly qualified leaders and to align with the long-term interests of our stockholders. Our non-employee director compensation is comprised of board and committee retainers and equity awards as defined under the Company's Compensation Plan for Non-Employee Directors ("Non-Employee Director Plan"). Additionally, our directors are subject to a stock ownership requirement equal to five times their annual retainer and the ownership requirement must be achieved within five years of their election as a director. As of the end of fiscal 2018, each non-employee director who had been a director for five years had met his or her ownership requirement.

Director Compensation Process
The Corporate Governance Committee assisted the Board of Directors in providing oversight on non-employee director compensation and the Human Resources Committee managed the administration of the non-employee director compensation. Effective fiscal 2019, the Human Resources Committee will fully oversee, review and report to the Board on non-employee director compensation. This change will provide a more seamless process for managing non-employee director compensation.
As an independent executive compensation consultant, Willis Towers Watson assisted the Corporate Governance Committee in the review of fiscal 2018 non-employee director compensation. The analysis was based on competitive market data from an established peer group of companies that was used for the executive compensation review for fiscal 2018 (see the Benchmarking section of the Compensation Discussion and Analysis for additional details).
Overall, the review indicated that our non-employee director compensation program is competitive to market. As recommended by Willis Towers Watson, the following adjustments were approved by the Corporate Governance Committee to realign with leading market practices, which changes went into effect on January 1, 2018:

•	Annual committee member retainers for the Corporate Governance and Human Resources Committees increased to $5,000

•	Annual committee chair premium for the Corporate Governance and Human Resources Committees decreased to $10,000

•	Annual equity awards transitioned from 100% stock options to an equal split between stock options and restricted stock units

•	Lead director annual retainer increased to $25,000

Director Compensation Program Elements
The non-employee director compensation program is made up of annual retainers, annual equity awards, committee member retainers, and committee chair premiums as highlights below:

Board Membership Compensation	Fiscal 2017	Fiscal 2018
Annual Board Retainer	$53,000	$53,000
Annual Equity Value	$140,000	$140,000
Annual Committee Member Retainers
Audit Committee Member	$12,000	$12,000
Human Resources Committee Member	$3,000	$5,000
Corporate Governance Committee Member	$2,000	$5,000
Annual Committee Chair Premiums (1)
Audit Committee Chair	$10,000	$10,000
Human Resources Committee Chair	$12,000	$10,000
Corporate Governance Committee Chair	$13,000	$10,000
Lead Director Annual Retainer (2)	$15,000	$25,000
Non-Employee Chairman of the Board Annual Retainer (2,3)	$120,000	$120,000
______________

(1)	Annual Committee Chair Premium is incremental to the Annual Committee Member Retainers.

(2)	Effective November 17, 2017, Mr. Noddle retired from the Board as Chairman and Mr. Oberton was appointed to serve in the capacity of Lead Director.

(3)	Effective November 17, 2017, Mr. Carpenter was appointed Chairman of the Board. As an employee of Donaldson, Mr. Carpenter does not receive additional compensation for his services on the Board.

Annual Board Retainer
Non-employee directors receive an annual retainer that is typically processed on the first business day following January 1st when the NYSE is open for trading. A portion of the $53,000 annual retainer, in the amount of $15,000, is automatically remitted to a deferred stock account and the remainder is paid in cash unless the director elects, prior to the year the retainer is paid, to defer all or a portion of the remaining retainer into the Non-Employee Director Plan.
New non-employee directors appointed to the Board during the fiscal year will receive a prorated annual retainer based on the effective date of the director’s election to the Board.
Annual Equity Awards
Non-employee directors receive annual equity awards on the first business day following January 1st of each year. The total equity value is divided equally between stock option and restricted stock unit awards. A new non-employee director appointed to the Board during the fiscal year will receive a prorated equity value based on the number of completed months served on the Board for that year.
Stock Options
A stock option award represents 50% of each director’s total annual equity value. The number of options is calculated using the Black Scholes methodology. Each stock option award has a ten-year term and vests over a three-year period in one-third increments beginning on the first anniversary of the grant date.
Restricted Stock Units
A restricted stock unit ("RSU") award represents 50% of each director’s total annual equity value. The number of RSUs is determined based on the award value divided by the closing stock price on the date of grant. Directors receive additional RSUs representing dividend equivalents with any quarterly dividends paid on the Company's common stock. Each RSU award, together with any associated dividend equivalent RSUs, cliff vests 100% on the first anniversary of the grant date.

Deferred Compensation
The Company sponsors a non-qualified deferred compensation plan, as part of the Non-Employee Director Plan, that permits our directors to defer their annual retainers in one or more of the following methods:

•	In cash on a deferred basis (deferred cash account); or

•	In Company stock on a deferred basis (deferred stock account).
Any deferred amount will accrue an interest equal to the ten-year Treasury Bond rate. The amounts in a deferred stock account will be credited with any quarterly dividends paid in the Company’s common stock. The Company contributes shares in an amount equal to the deferred stock accounts to a trust and a director is entitled to direct the trustee to vote all shares allocated to the director’s account. The common stock will be distributed to each director following retirement from our Board pursuant to the director’s deferral payment election. The trust assets remain subject to the claims of the Company’s creditors, and become irrevocable in the event of a “Change in Control” as defined under the 1991 Master Stock Compensation Plan, the 2001 Master Stock Incentive Plan, and the 2010 Master Stock Incentive Plan.

Fiscal 2018 Director Compensation
The fiscal 2018 compensation for our non-employee directors is shown in the following table.

Name	Fees Earned or Paid in Cash (1) ($)	Stock Awards (2)(3) ($)	Option Awards (4) ($)	Total ($)
Andrew Cecere	50,000	83,575	69,919	203,494
Pilar Cruz	29,100	97,417	81,478	207,995
Michael J. Hoffman	58,000	83,575	69,919	211,494
Douglas A. Milroy	50,000	83,575	69,919	203,494
Jeffrey Noddle (5)	30,000	—	—	30,000
Willard D. Oberton	58,000	103,575	69,919	231,494
James J. Owens	48,000	83,575	69,919	201,494
Ajita G. Rajendra	—	138,557	69,919	208,476
Trudy A. Rautio	—	138,557	69,919	208,476
John P. Wiehoff	—	143,551	69,919	213,470
___________

(1)
This column shows the portion of the annual retainer for Chairs and members of a Board Committee for fiscal 2018 that each director has elected to receive in cash. Each director had the option to elect to receive this amount in cash, deferred cash, or a deferred stock award. The amount for Mr. Noddle reflects a portion of the non-employee chairman retainer paid during the fiscal year.

(2)
This column represents the aggregate grant date fair value of deferred stock awards and restricted stock units granted during fiscal 2018 computed in accordance with FASB ASC Topic 718. The grant date fair value of deferred stock awards and restricted stock units is equal to the closing price of a share of the Company's common stock on the date of grant. The deferred stock awards comprised of the portion of the annual retainer that is payable in a deferred stock award and all or a portion of compensation that the directors elected to defer in stock. Also included here are the 1,400 RSUs as part of the annual equity grant. The following table specifies the number of deferred stock awards and RSU awards granted on January 2, 2018 along with the grant date fair value of each award, as well as mid-year grants for Ms. Cruz in connection with her election to the Board and to Mr. Oberton in connection with his appointment as Lead Director. The grant date fair values are based on the closing market price of the stock on the grant date.

Name	Deferred Stock Awards (#)	Restricted Stock Units (#)	Grant Date Fair Value ($)
Andrew Cecere	307	1,400	48.96
Pilar Cruz	539	1,400	48.96
	48		51.74
Michael J. Hoffman	307	1,400	48.96
Douglas A. Milroy	307	1,400	48.96
Jeffrey Noddle	—	—	—
Willard D. Oberton	613	1,400	48.96
	97		51.74
James J. Owens	307	1,400	48.96
Ajita G. Rajendra	1,430	1,400	48.96
Trudy A. Rautio	1,430	1,400	48.96
John P. Wiehoff	1,532	1,400	48.96

(3)	As of July 31, 2018, each of the non-employee directors had the following deferred stock awards and 1,400 RSUs outstanding:

Name	Deferred Stock Awards (#)
Andrew Cecere	2,121
Pilar Cruz	591
Michael J. Hoffman	27,916
Douglas A. Milroy	1,052
Jeffrey Noddle	49,800
Willard D. Oberton	12,603
James J. Owens	3,604
Ajita G. Rajendra	15,882
Trudy A. Rautio	6,550
John P. Wiehoff	46,616

(4)
This column shows the aggregate grant date fair value of the stock option award granted during fiscal 2018 to our non-employee directors computed in accordance with FASB ASC Topic 718. Refer to Note 10 of the Consolidated Financial Statements in our Annual Report on Form 10-K for fiscal 2018 for our policy and assumptions made in the valuation of share-based payments. A stock option award of 6,600 options was granted to each non-employee director on January 2, 2018, the grant date as defined in the Non-Employee Director Plan. Ms. Cruz also received a prorated award of 1,100 options for her appointment to the Board on December 4, 2017. The exercise price for these options was the closing market price of the stock on the grant date.

As of July 31, 2018, each of the non-employee directors had the following number of stock options outstanding:

Name	Exercisable	Unexercisable
Andrew Cecere	45,867	21,633
Pilar Cruz	—	7,700
Michael J. Hoffman	99,867	21,633
Douglas A. Milroy	13,133	19,767
Jeffrey Noddle	56,667	15,033
Willard D. Oberton	114,267	21,633
James J. Owens	53,067	21,633
Ajita G. Rajendra	85,467	21,633
Trudy A. Rautio	30,867	21,633
John P. Wiehoff	99,867	21,633

(5)	Mr. Noddle retired from the Board when his term ended in November 2017.

EXECUTIVE COMPENSATION
Compensation Committee Report
The Human Resources Committee (“Committee”) of the Board of Directors of Donaldson, acting in its capacity as the Compensation Committee of the Company, has reviewed and discussed the following Compensation Discussion and Analysis with management and, based on such review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in our Annual Report on Form 10-K for the fiscal year ended July 31, 2018.
Submitted by the Human Resources Committee
Michael J. Hoffman, Chair
Pilar Cruz
James J. Owens
Ajita G. Rajendra
Compensation Discussion and Analysis
Summary
The Compensation Discussion and Analysis provides information on the Company’s executive compensation program and key elements of compensation awarded for fiscal 2018 to the following Named Executive Officers (“NEOs”) whose compensation is reported in the Summary Compensation Table on page 37:

Tod E. Carpenter, Chairman, President and Chief Executive Officer (“CEO”)
Scott J. Robinson, Senior Vice President and Chief Financial Officer (“CFO”)
Thomas R. Scalf, Senior Vice President, Engine Products
Jeffrey E. Spethmann, Senior Vice President, Industrial Products
Amy C. Becker, Vice President, General Counsel and Secretary
This Compensation Discussion and Analysis should be reviewed in conjunction with the tables and narratives that follow it.
Executive Compensation Program Principles
The Committee establishes and administers the Company’s compensation program for its executive officers ("Officers"). Our executive compensation program is designed to support the Company's objective of creating long-term value through increasingly strong total return to stockholders. The key principles of the executive compensation strategy include:

•	Aligning compensation to financial measures that balance both the Company’s annual and long-term financial results

•	Providing significant portions of total compensation in variable, performance-based programs to focus the attention of our Officers on driving and increasing stockholder value

•	Setting target total direct compensation based on an established proxy peer group (as recommended by an independent compensation consultant) and published market survey data

•	Establishing high stock ownership requirements for our Officers

•
Providing competitive pay, which enables us to attract, retain, reward, and motivate top leadership talent by generally setting compensation elements around the median of the peer group data and size-adjusted general industry survey data

The Committee believes the executive compensation program assists the Company in retaining a strong executive leadership team and effectively contributes to our Company's long history of growing sales and earnings.

Fiscal 2018 Financial Performance and Performance-based Compensation Implications
Fiscal 2018 was a strong year for Donaldson. While our plan anticipated further strengthening in engine-related markets, new equipment production was much stronger than expected, as was the momentum in certain industrial markets. Macro-economic tailwinds compounded benefits from the consistent execution of our strategic priorities over many years, resulting in sales and profit that exceeded our initial projections.
Our fiscal 2018 plan also anticipated future growth opportunities, so we made incremental investments during the year related to technology development, e-commerce and capacity expansion. In addition to these planned investments, higher-than-expected raw material costs and other demand-related costs pressured our profit margins. To offset the unexpected headwinds, we implemented price increases and further expense controls, which allowed us to maintain our operating profit margin at levels consistent with the prior year.
Our longstanding capital deployment priorities of investing in our business, paying dividends and repurchasing our shares remain unchanged. We made capital expenditures of $95 million in fiscal 2018, with a large portion dedicated to our much-needed capacity investments. We will continue to invest back into the Company, and the enactment of the Federal Tax Cuts and Job Act ("TCJA") gives us the flexibility to further optimize our global cash in support of our long-term strategic needs. We contributed more than $216 million to share repurchase and dividends in fiscal 2018 maintaining our multi-decade trend of returning cash to shareholders. We also raised our quarterly dividend again in fiscal 2018, adding to a record of annual increases that spans more than 20 years.
Overall, we drove sales, profit and return on investment above our initial plan, reflecting the value we continue to create for our stakeholders.

_____________

**	Our target net sales is a range of ±1% of the amount reflected above.

Incentive programs for our Officers are designed to link directly to our Company's performance based on key financial metrics. The performance achievements for our annual and long-term incentive awards that concluded in fiscal 2018 are reflected below.
Annual Incentive. Our annual incentive program for Officers is based on three financial measures: EPS, net sales, and ROI. Fiscal 2018 delivered overall above target performance for the Company, which resulted in annual cash incentive payouts ranging from 146% to 155% of target for the NEOs. Refer to the Annual Incentive section of this Proxy Statement for more information.
Long-Term Compensation Plan. Our Long-Term Compensation Plan ("LTCP") is a key component of our long-term incentive program. LTCP awards are based on the Company’s achievement of ROI and net sales growth objectives over a three-year performance cycle. For the performance cycle beginning on August 1, 2015 and ending July 31, 2018, our average net sales increased by 4.9% and our average ROI over that period was 19.4%. A combined below target net sales achievement and above target ROI achievement resulted in payouts to our NEOs ranging from 41% to 83% of target awards. Refer to the Long-Term Incentives section of this Proxy Statement for more information.

2017 Say-on-Pay Results and Future Say-on-Pay Votes
At the 2017 Annual Meeting, our stockholders voted in support of the Board's recommendation to hold the advisory vote on the compensation for our NEOs annually. At this meeting, our stockholders also had the opportunity to provide an advisory vote on the compensation for our NEOs and 97% of the votes cast by our stockholders voted in favor of our executive compensation proposal. The Committee believes that this strong support by stockholders reinforces our executive compensation philosophy and structure of our program, and confirms that it is in alignment with the long-term interests of our stockholders.

Benchmarking
The Committee assists the Board of Directors in providing oversight on executive compensation. The Committee reviews and approves our overall compensation philosophy, strategy, and policies. As part of the annual review and approval of all compensation for our Officers, the Committee takes into account competitive market analysis and recommendations by our CEO and Human Resources Department, and the independent compensation consultant. For more information on the Committee, refer to the Meetings and Committees of the Board of Directors section of this Proxy Statement.
Compensation Consultant
The Committee has the authority to retain an independent compensation consultant to assist in the analysis of our executive compensation program. The Committee is also assisted in performing its duties by our Human Resources Department and seeks input from the CEO on compensation recommendations for other Officers. The Committee engaged Willis Towers Watson as its executive compensation consultant to advise the Committee on matters related to executive compensation for our Officers.
Willis Towers Watson disclosed to the Committee other services it provides to the Company, including being engaged by management as the Company’s benefits broker since 2015 (breakout of services provided by Willis Towers Watson is included on page 17). In assessing the independence of Willis Towers Watson, the Committee considered the factors contained in the applicable SEC and NYSE rules, including the amount and nature of the additional consulting work provided to the Company, and concluded that no conflict of interest exists that would prevent Willis Towers Watson from independently advising the Committee.
Competitive Market
The Committee considers a competitive market assessment when establishing executive compensation programs. The annual review entails an evaluation of pay practices and benchmarking of base salary, target annual and long-term incentives, and target total direct compensation for our Officers. During fiscal 2018, Willis Towers Watson reviewed and discussed executive compensation with management and the Committee. The market study conducted by Willis Towers Watson included competitive market 25th, 50th and 75th percentile data for all of our Officers. Additionally, during fiscal 2018, Willis Towers Watson reviewed executive officer compensation recommendations made by management and participated in discussions at the Committee meetings regarding those recommendations.
For benchmarking purposes, the Committee established a list of peer companies (“Peer Group”) in fiscal 2010 and this Peer Group was intended to be representative of the market in which the Company competes for executive talent. At its January 2018 meeting, the Committee engaged Willis Towers Watson in a review and discussion of the Peer Group to ensure that our compensation programs are in general alignment with leading practices. From this review, the Committee approved changes to our Peer Group based on the following process:

•	Identify potential peer companies by assessing Donaldson’s current peer group, companies naming Donaldson as a peer, and ISS and Glass Lewis selected peers; and

•
Conduct an analysis that focused on our size and complexity. The list of peer companies was further refined based on peers of peers analysis, revenue comparisons, industry considerations and other scope criteria such as global footprint.

Changes to our Peer Group are reflected in the table below. The modified Peer Group was used to benchmark fiscal 2019 compensation for our Officers.

Peer Group Prior to January 2018	Modified Peer Group Effective January 2018
Actuant Corporation	Actuant Corporation	Removals	Additions
AMETEK, Inc.	A. O. Smith Corporation
Briggs & Stratton Corporation	AMETEK, Inc.
CLARCOR Inc. (1)	Briggs & Stratton Corporation
Colfax Corporation	Colfax Corporation
Crane Company	Crane Company
Flowserve Corporation	Flowserve Corporation
Graco Inc.	Graco Inc.
H.B. Fuller Company	Hubbell Inc.
Hubbell Inc.	IDEX Corporation
IDEX Corporation	ITT Inc.
ITT Inc.	Kennametal Inc.
Kennametal Inc.	Lincoln Electric Holdings, Inc.
Modine Manufacturing Co.	Modine Manufacturing Co.
Nordson Corporation	Nordson Corporation
Polaris Industries, Inc.	Polaris Industries, Inc.
Regal-Beloit Corporation	Regal-Beloit Corporation
Rexnord Corporation	Rexnord Corporation
Roper Industries	Snap-On Inc.
Snap-On Inc.	SPX Corporation
The Timken Company	The Timken Company
The Toro Company	The Toro Company
Valspar Corporation (1)	Watts Water Technologies, Inc.
Watts Water Technologies, Inc.	Woodward, Inc.
_______________

(1)	As indicated in our 2017 Proxy Statement, CLARCOR Inc. and Valspar Corporation were acquired by other corporations in calendar 2017.

Executive compensation information for the Peer Group is limited to individuals identified in those company filings whose positions may or may not correspond to the roles held by, and responsibilities of, our Officers. Therefore, our Peer Group information is not the only source of data the Committee utilizes to determine compensation for our Officers. The Committee also uses survey data provided by Willis Towers Watson for positions where Peer Group compensation information is insufficient.

Executive Compensation Program Elements
The primary elements of our executive compensation program consist of base salary, annual cash incentive, long-term incentives, and benefits.
The Committee believes each compensation element is supported by the principles described in the Executive Compensation Program Principles section. The following table provides a high-level overview of each element:

	Element	Description	Purpose
Fixed Pay	Base Salary	A fixed amount of compensation, paid in cash.	Provides a market competitive pay level for each Officer based on position, scope of responsibility, individual performance, and sustained performance.
	Benefits	Benefits package includes medical, dental, vision, life, accident, disability insurance, and qualified and non-qualified retirement plans.
Provides competitive benefits and the opportunity for employees to save for retirement. All employees qualify for the same benefits except for the non-qualified retirement plans, which are available to individuals with earnings above the IRS annual compensation limit.

	Perquisites	Executive physical assessment.	Provides a holistic preventative approach to health management for our key leadership team to minimize disruption to the Company and protect the interest of our stockholders.
Performance-Based Pay	Annual Cash Incentive
A performance-based, annual incentive that is payable in cash based on achievement of key pre-determined financial goals for the applicable fiscal year financial plan as approved by the Company's Board.

Rewards Officers for their contributions toward the Company’s and business units' achievement of specific goals. This element focuses attention on the Company’s actual financial performance and represents approximately one-fifth to one-third of the performance-based variable component of total compensation.

	Stock Options (Long-Term Incentives)	Awards are time-based and vest ratably over three years beginning on the first anniversary of grant date. Awards are granted annually and represent 50% of the total long-term incentive value.	Aligns the interests of our Officers with those of our stockholders.
Long-Term Compensation Plan (Long-Term Incentives)
Performance-based awards payable in shares of common stock based on achievement of predetermined three fiscal-year financial goals.

Awards are granted annually and represent 50% of the total long-term incentive value.
Aligns a significant portion of each Officer's compensation to deliver long-term financial goals, encourages focus on long-term Company and business unit performance, and promotes retention.
Restricted Stock (Long-Term Incentives)
Awards are not part of the Officers' annual total compensation package and are granted on a discretionary basis based on business needs.

The Committee may grant a restricted stock award as part of the hiring of a new Officer, in recognition of a significant change in roles and responsibilities for an Officer, or as a retention vehicle for a current Officer.

Awards generally cliff vest 100% on the fifth anniversary of the grant date.

Aligns the interests of our Officers with those of our stockholders.

Compensation Mix at Target
It is a key principle of our executive compensation program that a significant portion of an Officer’s compensation is performance-based, and the performance-based compensation is proportionally increased based on position level in the Company. Our performance-based awards consist of the annual cash incentive and long-term incentives. The following is the compensation mix at target awarded by the Committee for fiscal 2018:

The Company’s financial results directly drive the actual total direct compensation paid to our NEOs. Based on fiscal 2018 Company performance, actual total direct compensation earned for fiscal 2018 was above the target levels established for our NEOs.

	Fiscal 2018 Total Direct Compensation (TDC)			Fiscal 2018 Performance-Based Incentive Plan Payout Achievement
Name	Target TDC (1) ($)	Actual TDC (2) ($)	Actual as % of Target TDC	Annual Incentive Plan (3)	Long-Term Compensation Plan (4)
Tod E. Carpenter	4,823,013	5,601,807	116%	153%	82%
Scott J. Robinson (5)	1,307,650	1,522,199	116%	153%	82%
Thomas R. Scalf	1,225,864	1,402,443	114%	146%	83%
Jeffrey E. Spethmann (6)	913,017	1,055,388	116%	155%	—
Amy C. Becker	941,062	1,070,190	114%	153%	82%
_______________

(1)
Target Total Direct Compensation consists of base salary, target annual cash incentive for fiscal 2018, grant date fair value for the LTCP award for the three-year period ended July 31, 2018, and the grant date fair value of the annual stock option award for fiscal 2018.

(2)
Actual Total Direct Compensation consists of earned base salary, annual cash incentive earned for fiscal 2018, LTCP award payout value (based on July 31, 2018 closing stock price) for the three-year period ended July 31, 2018, and the grant date fair value of the annual stock option award for fiscal 2018.

(3)	Above target payout based on financial performance for fiscal 2018. Refer to our Annual Incentive section for additional information.

(4)	Below target payout based on financial performance for fiscal 2016 - 2018. Refer to the Long-Term Incentives section for additional information.

(5)	Mr. Robinson was eligible for a pro rata LTCP award for fiscal 2016-2018 based on his start date in December 2015.

(6)	Mr. Spethmann was not eligible for the fiscal 2016-2018 LTCP cycle based on the date he assumed his current role.

Base Salary
The Committee reviews Officers’ base salaries annually and may adjust them based on market competitiveness and individual performance. The following table outlines fiscal 2018 base salary increases for our NEOs as approved by the Committee based on a market analysis completed by Willis Towers Watson.

Name	Fiscal 2018 Base Salary	Fiscal 2017 Base Salary	Increase %	Fiscal 2018 Competitive Market Positioning
Tod E. Carpenter	$950,000	$900,000	5.6%	Within a competitive range of ±10%
Scott J. Robinson	$458,000	$416,000	10.1%	Within a competitive range of ±10%
Thomas R. Scalf	$440,000	$422,150	4.2%	Within a competitive range of ±10%
Jeffrey E. Spethmann	$400,000	$372,750	7.3%	Within a competitive range of ±10%
Amy C. Becker	$385,500	$350,460	10.0%	Within a competitive range of ±10%

Annual Incentive
Each year, the Committee leverages competitive market data to establish the annual cash incentive target opportunities for Officers and set the target incentive opportunities as a percentage of base salary. For fiscal 2018, the individual incentive target opportunity for our NEOs ranged from 50% to 110% of base salary.
Under our annual cash incentive plan, potential payouts range from 0% to 200% of the target incentive opportunity based on financial performance achievements at fiscal year end.
Performance Goals. Predetermined performance measures and goals are approved by the Committee each year based on the Company's Board-approved financial plan for the applicable fiscal year. For fiscal 2018, the Committee established a performance target range of ±1% of the net sales target measure. This is consistent with the approach established in prior years since the Committee recognized the volatility of market conditions and understood the variables involved in creating the business plan. The target range setting approach provided flexibility in plan design as a result of the externalities influencing budgeting and forecasting accuracy. Performance targets for EPS and ROI measures were established as a single, fixed goal similar to prior years. The Committee also established performance threshold and maximum levels for all measures.
Annual incentive awards for Officers with corporate responsibility (Mr. Carpenter, Mr. Robinson and Ms. Becker) are based on the Company’s overall financial results. The annual incentive awards for Officers with business segment responsibility (Mr. Scalf and Mr. Spethmann) are based on the Company's overall diluted EPS and their specific business segment results for net sales and ROI.
For fiscal 2018, our annual incentive plans for Officers were reviewed and approved by the Committee at its September 2017 meeting. The plan provided that incentive targets and achievement can exclude items related to changes in tax laws if approved by the Committee. Our fiscal 2018 annual incentive targets did not factor any potential impact the U.S. tax law changes may have had due to timing of when the targets were set and the uncertainty on final rulings. Following the TCJA that went into effect on January 1, 2018, Donaldson incurred a related provisional net charge of $84.1 million. This fits the description of one-time changes in tax laws and the Committee approved these as adjustments to the applicable incentive measures. The following are performance targets and actual results for fiscal 2018 overall Company's performance measure. The Company Diluted EPS – Incentive and the Company ROI – Incentive measures were adjusted for a net $84.1 million expense.

Fiscal 2018 Performance Measures (1)	Weighting	Threshold	Target	Maximum	Actual	Payout Multiplier
Company Net Sales - Incentive	30%	$2.256 billion	$2.482 billion -$2.532 billion	$2.758 billion	$2.734 billion	189.6%
Company Diluted EPS - Incentive (2)	50%	$1.57	$1.85	$2.13	$2.00	153.6%
Company ROI - Incentive	20%	15.2%	16.9%	18.6%	16.8%	96.5%
Engine Net Sales - Incentive (3)	30%	$1.533 billion	$1.686 billion - $1.720 billion	$1.873 billion	$1.849 billion	184.3%
Engine ROI - Incentive (3)	20%	19.5%	21.7%	23.9%	20.6%	70.0%
Industrial Net Sales - Incentive (4)	30%	$750.2 million	$825.3 million - $841.9 million	$917.0 million	$885.2 million	157.7%
Industrial ROI - Incentive (4)	20%	17.0%	18.9%	20.8%	19.9%	152.6%
_______________

(1)
The Committee defined Diluted EPS-Incentive as GAAP diluted EPS and defined ROI-Incentive as net earnings divided by average capital during the period. Both measures are subject to adjustments for the impact of changes in U.S. tax laws, restructuring costs, and the impact of acquisitions (as applicable) completed during the fiscal year. The fiscal 2018 calculation of these performance measures excluded the impact of the TCJA.

(2)	The Company Diluted EPS - Incentive measure applied to all of the Officers.

(3)	Mr. Scalf's fiscal 2018 annual cash incentive plan was tied to Engine Net Sales - Incentive and Engine ROI - Incentive.

(4)	Mr. Spethmann's fiscal 2018 annual cash incentive plan was tied to Industrial Net Sales - Incentive and Industrial ROI - Incentive.

Calculation Methodology. For each performance measure, a payout multiplier from 0% to 200% of target incentive amount is based on the level of achievement. The overall calculation methodology and payout design are illustrated below.

Target Incentive Award Amount				Financial Performance Payout %						Annual Incentive Payout

			X						=
Base Salary	x	Target Incentive Percentage		Net Sales - Incentive Achievement	+	Diluted EPS - Incentive Achievement	+	ROI - Incentive Achievement

				x		x		x
				Payout Scheme (1)		Payout Scheme (1)		Payout Scheme (1)
				x		x		x
				30% Measure Weighting		50% Measure Weighting		20% Measure Weighting

____________________

(1)	0% payout if achievement is below threshold performance
40% of target incentive payout if achievement is at threshold performance
100% of target incentive if achievement is at financial plan target performance
200% of target incentive if achievement is at maximum performance

Payout will be interpolated when achievement level is between any of the predetermined performance levels outlined above.

Payouts. Based on the financial performance achievement level for fiscal 2018, actual payouts for our NEOs ranged from 146% to 155% of target. The overall annual incentive payment for each NEO is set forth below.

Name	Target Award as a % of Base Salary	Target Award ($)	Actual Payout ($)
Tod E. Carpenter	110%	1,045,000	1,598,571
Scott J. Robinson	70%	320,600	490,432
Thomas R. Scalf	65%	286,000	417,757
Jeffrey E. Spethmann	65%	260,000	402,021
Amy C. Becker	50%	192,750	294,856

Long-Term Incentives
The long-term incentives plan design includes a mix of 50% performance-based awards and 50% non-qualified stock options, which are tied to our common stock to align the interests of our Officers to those of our stockholders. On an annual basis, the Committee determines the long-term incentive values for each Officer based on market data provided in the analysis prepared by Willis Towers Watson.
During fiscal 2018, the following long-term incentive awards were granted to our NEOs:

Name	Long-Term Compensation Plan Award (Target Shares)	Stock Option Award (Shares)
Tod E. Carpenter	37,700	150,500
Scott J. Robinson	9,400	37,600
Thomas R. Scalf	6,500	25,800
Jeffrey E. Spethmann	6,500	25,800
Amy C. Becker	5,400	21,500

The LTCP awards for the fiscal 2018-2020 performance cycle (August 1, 2017 through July 31, 2020) were approved at the September 2017 Committee meeting. The annual stock option awards were granted on September 22, 2017, vest ratably over three years, and have an exercise price of $45.43, the closing stock price on the date of the grant.
Long-Term Compensation Plan. Our LTCP links a significant portion of the pay-at-risk component of our Officers' total compensation to the achievement of predetermined levels of the Company's long-term financial performance. The LTCP award represents approximately half of the total long-term incentive value. Each award measures performance over a three fiscal-year period, and a new three-year performance cycle is established annually. The payout is based on the attainment of predetermined financial performance goals with earning opportunities ranging from 0% to 200% of the target award value. This award is paid out in Company stock to further strengthen the alignment between the interests of our Officers and those of our stockholders.
Based on competitive market data, the Committee establishes new awards, including the financial performance objectives, the award matrix, and payout targets (the number of performance units), for our Officers annually. The target number of performance units is based on that award value divided by the Company's three-month weighted average closing stock price closest to the September Committee meeting.
The LTCP utilizes two performance measures that the Committee believes are key to the creation of stockholder value: growth in net sales and ROI. These targets are approved by the Committee at the beginning of each performance cycle based on a three-year growth projection. The Committee believes it is a key objective for the Company to maintain a certain level of ROI for our stockholders. The ROI threshold performance level must be achieved to deliver a payout. Therefore, a payout range between 10% and 50% of target is available based on achievement of predetermined threshold ROI results and below threshold attainment for net sales.
Awards for Officers are based on overall Company growth in net sales and ROI. Historically, awards for Officers with business segment responsibility are based on 50% of their business segment results for net sales and ROI and 50% of overall Company results. The three-year performance period ended July 31, 2018 was the last cycle with some Officers aligned to business segment net sales and ROI goals.

The Committee defines the key financial performance measures at the beginning of each performance cycle. The performance measures are subject to adjustments for the impact of changes in tax laws, restructuring costs, and acquisitions (as applicable) at the end of each performance cycle. For the fiscal 2016-2018 performance cycle ended July 31, 2018, the Company ROI - Incentive result for fiscal 2018 was adjusted based on the impact of the TCJA. The performance target and actual results for groups with participants who received a payout are set forth below:

Fiscal 2016-2018 Performance Measures	Target	Actual	Payout Achievement	Weighted Total Payout Achievement (1)
Company Net Sales - Incentive	8%	4.9%	82.3%	82.3%
Company ROI - Incentive	19%	19.4%
Engine Net Sales - Incentive	8%	7.6%	84.2%	83.3%
Engine ROI - Incentive	24%	20.8%

The LTCP payouts are based on the position the NEO held at the beginning of the cycle and the length of time in that role. Target awards and actual payouts for the cycle ended July 31, 2018 for our NEOs were:

Fiscal 2016-2018 LTCP Cycle	Mr. Carpenter	Mr. Robinson	Mr. Scalf	Ms. Becker
Target Shares	39,700	5,900	7,300	4,600
Total Weighted Payout Achievement	82.3%	82.3%	83.3%	82.3%
Actual Share Payout	32,673	4,295 (2)	6,077	3,786
_______________

(1)	Weighted total payout achievement for Engine reflected 50% of Corporate payout and 50% of Engine payout.

(2)	Actual share payout for Mr. Robinson reflected a pro-rata amount based on his date of hire.

Mr. Spethmann was not eligible for the fiscal 2016-2018 LTCP performance cycle ended July 31, 2018 based on the effective date of when he assumed his current role.
Stock Options. The Committee grants non-qualified stock option awards to our Officers annually under the 2010 Master Stock Incentive Plan. Stock options represent approximately one-half of the long-term incentive value as approved by the Committee. Each stock option award has a ten-year term and vests over three years in one-third increments beginning on the first anniversary of the grant date. Stock options can provide compensation when they vest and the market price exceeds the exercise price, which is the market closing price on the date of the grant.
For stock options granted prior to fiscal 2011, awards provided to an Officer within the first five years of being named an Officer had a reload provision. This provision provided a new option grant to be established upon exercise of the original grant. Reload stock options are automatically granted under the terms of the original stock option agreement to which they relate and no further action of the Committee is required. The reload stock option is granted for the number of shares tendered as payment for the exercise price and tax withholding obligation. The option grant price of the reload option is equal to the market price of the stock on the date of exercise and will expire on the same date as the original option. Stock options that are currently granted to Officers do not have a reload provision.
Restricted Stock. Restricted stock awards are granted to Officers on a discretionary basis. The Committee may grant a restricted stock award as part of a competitive hiring offer, in recognition of a significant change in roles and responsibilities, and/or as a retention vehicle for a current Officer. Restricted stock awards generally have a five-year cliff vesting schedule. Dividends are paid in cash on restricted stock during the vesting period. None of the NEOs received a restricted stock award in fiscal 2018.
Benefits
We provide a competitive total rewards program to our key executive leadership, including indirect compensation such as health and welfare benefits and retirement benefits. The following benefits are provided to our Officers.
Health and Welfare Benefits. Our U.S. Officers participate in the same health and welfare programs as all other Company U.S. salaried employees.

Retirement Benefits. Our U.S. Officers participate in the following retirement plans, which are provided to most other Company U.S. salaried employees:

•
Retirement Savings and Employee Stock Ownership Plan is a defined contribution plan designed to meet the requirements of a qualified plan under ERISA and the Internal Revenue Code and to encourage our employees to save for retirement. Most of our U.S. employees are eligible to participate in this plan. Participants can contribute on a pretax basis up to 50% of their total cash compensation, up to the IRS annual deferral limits. The Company matches 100% of the first 3% of compensation that a participant contributes plus 50% of the next 2% of compensation that a participant contributes.

Eligible employees also receive an automatic Company retirement contribution equal to 3% of total compensation annually.

•
Salaried Employees’ Pension Plan is a defined benefit pension plan that provides retirement benefits to eligible U.S. employees through a cash balance benefit. It is designed to meet the requirements of a qualified plan under ERISA and the Internal Revenue Code. See the Pension Benefits Table and narrative for more information on this plan. Effective August 1, 2016, employees no longer accrue Company contribution credits under the plan.

Executive Benefits. The Company also provides the following benefit plans to our Officers to compete for key executive talent:

•	Deferred Compensation and 401(k) Excess Plan

•	Excess Pension Plan (as of August 1, 2016, employees no longer accrue Company contribution credits)

•	Deferred Stock Option Gain Plan (frozen to new deferrals elections)

•	ESOP Restoration Plan (frozen)
For details on these plans, refer to the Pension Benefits Table and narrative and the Non-Qualified Deferred Compensation Table and narrative.
Perquisites
Our Officers are eligible for an annual executive physical program with an approximate value of $5,000 to cover a health and wellness assessment. The purpose of this program is to provide our key leadership team with a holistic preventative approach to health management to minimize disruption to the Company and protect the interest of our stockholders.
Except for this annual executive physical program, we do not offer any other perquisites to executives that are not available to our employees.
Change in Control Agreements
The Company has entered into a "double trigger" Change in Control Agreement (“CIC Agreement”) with each of our Officers. Other than the CIC Agreements, we do not have any employment contracts with our NEOs. The change in control arrangements are designed to:

•	Allow our Officers to take actions in the best interests of our stockholders without the personal distraction that could arise in connection with an anticipated or actual change in control

•	Provide for a stable work environment by alleviating the financial impact of termination of employment

•	Assure that we will have the continued dedication of our Officers by diminishing the loss of key leaders that may occur as a result of personal uncertainties and risks
Additional information regarding our CIC Agreement is provided in the “Potential Payments upon Termination or Change in Control” section beginning on page 45.

Stock Ownership Requirements
The Committee has established above-market stock ownership requirements for our Officers. This requirement links a significant portion of their personal holdings to the Company’s long-term success and further align Officers' interests to those of our stockholders, in comparison to common market practice by our peer group and companies of similar size. The stock ownership requirement levels remain unchanged from the prior year.

Position	Donaldson Stock Ownership Requirement	Common Market Practice on Stock Ownership Requirement
CEO	10 times base salary	5 times base salary
CFO & Senior Vice Presidents	5 times base salary	3 times base salary
Vice Presidents	3 times base salary	1 time base salary
The Committee defines ownership as follows:

•	All shares of Company stock owned by an Officer;

•	Unvested restricted stock less assumed tax withholding rate; and

•
In-the-money vested (unexercised) stock options less the exercise cost and assumed tax withholding rate. In-the-money stock options are included to ensure that our Officers are provided with the greatest upside potential and downside accountability to our stock price.

Officers are expected to meet their ownership requirement within five years of being named an Officer at their level. As of the end of fiscal 2018, all the NEOs have been in their current position for less than five years.
Stock Hedging and Pledging Policy
The Company's Hedging and Pledging Policy prohibits the Company’s directors and Officers from engaging in a hedge of Company stock, which includes any instrument or transaction through which the director or Officer offsets or reduces exposure to the risk of price fluctuations in Company stock. The policy also prohibits pledges of Company stock (e.g. as collateral for a loan or by holding Company securities in a margin account) by directors or Officers.
Tax Considerations
Code Section 162(m) as in effect prior to the enactment of tax reform legislation in December 2017 generally disallowed a tax deduction to public companies for compensation of more than $1 million paid in any taxable year to each “covered employee,” consisting of the CEO and the three other highest paid Officers employed at the end of the year (other than the CFO). Performance-based compensation was exempt from this deduction limitation if the Company met specified requirements set forth in the Code and applicable Treasury Regulations.
Recent tax reform legislation retained the $1 million deduction limit, but repealed the performance-based compensation exemption from the deduction limit and expanded the definition of “covered employees,” effective for taxable years beginning after December 31, 2017, which will apply to the Company’s tax year beginning August 1, 2018. “Covered employees” will now also include any person who served as CEO or CFO at any time during a taxable year, as well as any person who was ever identified as a covered employee in fiscal 2018 or any subsequent year. Consequently, compensation paid in fiscal 2018 and later years to our NEOs in excess of $1 million will not be deductible unless it qualifies for transitional relief applicable to certain binding, written performance-based compensation arrangements that were in place as of November 2, 2017.
The Committee generally intends to continue to comply with the requirements of Section 162(m) as it existed prior to the tax reform legislation with respect to performance-based compensation in excess of $1 million payable under outstanding awards granted before November 2, 2017, including incentive compensation that was awarded under the 2010 Master Stock Incentive Plan in order to qualify them for the transitional relief to the extent available. However, no assurance can be given that the compensation associated with these awards will qualify for the transitional relief, and we believe that our annual cash incentives and LTCP awards will not qualify under the interpretation of revised Section 162(m) and the related requirements for transitional relief. Accordingly, the Company reserves the right to take actions that may result in the loss of a deduction if it determines that doing so is advisable based on all relevant facts and circumstances.
The Committee continues to believe that stockholder interests are best served if its discretion and flexibility in structuring and awarding compensation is not restricted, even though some compensation awards may have resulted in the past, and are expected to result in the future, in non-deductible compensation expenses to the Company. The Committee’s ability to continue to provide a competitive compensation package to attract, motivate and retain the Company’s most senior executives is considered critical to the Company’s success and to advancing the interests of its stockholders.
The Committee designs and administers our equity compensation, our non-qualified deferred compensation, and CIC Agreements to be in compliance with Section 409A, the federal tax rules affecting non-qualified deferred compensation.

Compensation Risk Analysis
The Company has reviewed and assessed the risks arising from its compensation plans. We determined that our compensation programs, policies, and practices for our employees are not likely to have a material adverse effect on the Company. In making this determination, we took into account the compensation mix for our employees along with the various risk control features of our programs, including balanced performance targets, stock ownership guidelines, and appropriate incentive caps.

Summary Compensation Table
The following table summarizes compensation awarded to or earned by individuals who served as Chief Executive Officer and Chief Financial Officer during fiscal 2018 and each of the other three most highly compensated Officers who served in such capacities as of July 31, 2018.

Name and Principal Position	Year	Salary (1) ($)	Stock Awards (2) ($)	Option Awards (3) ($)	Non-Equity Incentive Plan Compensation (4) ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings (5) ($)	All Other Compensation (6) ($)	Total ($)
Tod E. Carpenter	2018	942,308	1,712,711	1,502,426	1,598,571	8,872	173,065	5,937,953
Chairman, President and	2017	844,712	2,127,491	1,827,537	1,453,590	12,931	64,062	6,330,323
Chief Executive Officer	2016	742,116	—	1,179,113	106,330	186,999	147,271	2,361,829

Scott J. Robinson	2018	451,539	427,042	375,357	490,432	—	46,207	1,790,577
Senior Vice President and	2017	412,923	471,114	406,119	436,723	—	30,049	1,756,928
Chief Financial Officer	2016	252,308	370,618	176,316	15,915	—	14,443	829,600

Thomas R. Scalf	2018	437,254	295,295	257,559	417,757	—	64,361	1,472,226
Senior Vice President,	2017	418,284	362,683	312,822	438,825	—	30,299	1,562,913
Engine Products	2016	389,677	—	216,722	40,140	140,169	19,208	805,916

Jeffrey E. Spethmann	2018	395,808	295,295	257,559	402,021	—	53,693	1,404,376
Senior Vice President,	2017	368,375	302,859	263,429	328,944	—	20,204	1,283,811
Industrial Products	2016	307,652	—	177,893	17,261	39,179	14,926	556,911

Amy C. Becker	2018	380,109	245,322	214,632	294,856	—	49,243	1,184,162
Vice President, General	2017	345,468	243,035	208,548	283,014	—	24,858	1,104,923
Counsel and Secretary
_____________

(1)
This column represents base salary earned by the NEOs for the reported fiscal years. The amounts reflect any applicable cash compensation deferred at the election of the NEOs under the Deferred Compensation and 401(k) Excess Plan. For more information on the Deferred Compensation and 401(k) Excess Plan, see the Non-Qualified Deferred Compensation section.

(2)
This column represents the aggregate grant date fair value of performance-based stock awards granted during the fiscal year under our Long-Term Compensation Plan for our NEOs and does not reflect compensation actually received by the NEOs. The performance award grant date fair value is based on the outcome of the performance conditions at the target payout under each award included in the column. The aggregate grant date fair value is computed in accordance with FASB ASC Topic 718. Assuming achievement of the maximum 200% of target performance, the value of the Long-Term Compensation Plan awards for the fiscal 2018-2020 cycle would be: Mr. Carpenter, $3,425,422; Mr. Robinson, $854,084; Mr. Scalf, $590,590; Mr. Spethmann, $590,590; and Ms. Becker, $490,644.

Refer to Note 10 of the Consolidated Financial Statements in our Annual Report on Form 10-K for fiscal 2018 for our policy and assumptions made in the valuation of share-based payments.
Beginning with fiscal 2017, the Long-Term Compensation Plan awards for the upcoming cycle are approved in September of each year. Based on timing of approval, the Long-Term Compensation Plan awards for the reported three fiscal years are reflected as follows:
•2018 includes the plan cycle for fiscal 2018-2020, which was approved and granted in September 2017
•2017 includes the plan cycle for fiscal 2017-2019, which was approved and granted in September 2016

•
2016 does not reflect any plan cycle as a result of a change in the timing of approval, with the exception of Mr. Robinson who joined the Company in fiscal 2016 and was granted a prorated award based on his December 8, 2015 date of hire

(3)
This column represents the aggregate grant date fair value of stock option awards granted during the fiscal year under the Company’s 2010 Master Stock Incentive Plan. These amounts were calculated in accordance with FASB ASC Topic 718. Refer to Note 10 of the Consolidated Financial Statements in our Annual Report on Form 10-K for fiscal 2018 for our policy and assumptions made in the valuation of share-based payments. The grant price for annual stock option awards was the closing stock price on the date of grant.

(4)
This is the amount earned under our Annual Cash Incentive Plan as described in the Compensation Discussion and Analysis. Our NEOs can elect to defer all or a portion of their annual cash incentive to the Deferred Compensation and 401(k) Excess Plan.

(5)	This column includes the annual change, if positive on an aggregate basis, in the value of our NEOs' pension benefits for the following plans:

•	Salaried Employees’ Pension Plan

•	Excess Pension Plan

•	Supplemental Executive Retirement Plan

(6)	The All Other Compensation amounts for fiscal 2018 included the following:

Name	Retirement Contributions (a) ($)	Life Insurance (b) ($)	Restricted Stock Dividend ($)	Executive Physical (c) ($)	Other (d) ($)	Total ($)
Tod E. Carpenter	166,575	2,322	360	3,296	512	173,065
Scott J. Robinson	37,690	1,242	5,475	1,800	—	46,207
Thomas R. Scalf	60,929	1,242	2,190	—	—	64,361
Jeffrey E. Spethmann	50,261	1,242	2,190	—	—	53,693
Amy C. Becker	45,811	1,242	2,190	—	—	49,243
______________

a.	This includes the Company match to the Retirement Savings and Employee Stock Ownership Plan and the Deferred Compensation and 401(k) Excess Plan.

b.	The imputed income on the Company-provided basic life insurance in excess of $50,000.

c.	The imputed income for health assessments that are not covered through regular medical insurance offered by the Company.

d.
Mr. Carpenter was an expatriate on assignment in Belgium from August 1, 2008 through September 30, 2011. He received expatriate compensation and benefits that are available on the same basis to all U.S. employees on expatriate assignments. It typically takes a few years after an employee’s return to the U.S. before the tax equalization payments can be finally settled. The amount reported for fiscal 2018 was due to Mr. Carpenter’s expatriate status as follows:

Tax Preparation	$500
Tax Gross-Up	$12
Total	$512

Fiscal 2018 Grants of Plan-Based Awards Table
This table provides information regarding all plan-based awards granted to our NEOs during fiscal 2018 as follows:

•	Fiscal 2018 annual cash incentive pursuant to the Annual Cash Incentive Plan;

•	Stock awards pursuant to the Long-Term Compensation Plan for the three-year performance cycle
(fiscal 2018-2020); and

•	Annual stock options granted pursuant to the 2010 Master Stock Incentive Plan during fiscal 2018

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name and Award Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Tod E. Carpenter
Annual Cash Incentive		418,000	1,045,000	2,090,000
Stock Awards	9/22/2017				3,770	37,700	75,400				1,712,711
Annual Stock Option (3)	9/22/2017								150,500	45.43	1,502,426
Scott J. Robinson
Annual Cash Incentive		128,240	320,600	641,200
Stock Awards	9/22/2017				940	9,400	18,800				427,042
Annual Stock Option (3)	9/22/2017								37,600	45.43	375,357
Thomas R. Scalf
Annual Cash Incentive		114,400	286,000	572,000
Stock Awards	9/22/2017				650	6,500	13,000				295,295
Annual Stock Option (3)	9/22/2017								25,800	45.43	257,559
Jeffrey E. Spethmann
Annual Cash Incentive		104,000	260,000	520,000
Stock Awards	9/22/2017				650	6,500	13,000				295,295
Annual Stock Option (3)	9/22/2017								25,800	45.43	257,559
Amy C. Becker
Annual Cash Incentive		77,100	192,750	385,500
Stock Awards	9/22/2017				540	5,400	10,800				245,322
Annual Stock Option (3)	9/22/2017								21,500	45.43	214,632
_______________

(1)
The Threshold, Target, and Maximum represent the range of potential payments for fiscal 2018 under the Annual Cash Incentive Plan described in the Compensation Discussion and Analysis based on the NEOs’ base salary as of July 31, 2018. The threshold amount reflects payment at threshold performance achievement across all applicable financial goals. The amount actually earned and paid out is based on the attainment of pre-established performance goals and is reflected in the Summary Compensation Table.

(2)
The Threshold, Target, and Maximum represent the range of payments under the Long-Term Compensation Plan described in the Compensation Discussion and Analysis. The amounts in these columns reflect shares of stock and are based on the attainment of pre-established three fiscal-year performance goals.

(3)
The annual stock option awards were granted to our NEOs on September 22, 2017 as described in the Compensation Discussion and Analysis. These grants were approved by the Committee at its September meeting. All options were granted with an exercise price equal to the closing stock price of the Company’s common stock on the date of the grant and vest in three equal annual installments beginning on the first anniversary of the grant date.

Outstanding Equity Awards at 2018 Fiscal Year-End
The following table summarizes the equity awards held by our NEOs as of the last day of fiscal 2018.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable(1) (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock or Units that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested (2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Other Rights that Have Not Vested (3) ($)
Tod E. Carpenter
Stock Options	12/9/2008	17,600	—	17.28	12/9/2018
	12/11/2009	18,000	—	21.20	12/11/2019
	12/10/2010	15,000	—	29.07	12/10/2020
	12/9/2011	24,000	—	34.88	12/9/2021
	12/7/2012	24,500	—	33.58	12/7/2022
	12/9/2013	23,500	—	42.07	12/9/2023
	4/1/2014	20,000	—	42.68	4/1/2024
	12/5/2014	54,000	—	38.78	12/5/2024
	1/30/2015	55,000	—	36.56	1/30/2025
	12/17/2015	107,000	53,500	28.00	12/17/2025
	12/16/2016	55,500	111,000	42.72	12/16/2026
	9/22/2017	—	150,500	45.43	9/22/2027

Performance Shares
8/1/16 - 7/31/19								56,900	2,714,130
8/1/17 - 7/31/20								37,700	1,798,290
Scott J. Robinson
Stock Options	12/17/2015	16,000	8,000	28.00	12/17/2025
	12/16/2016	12,334	24,666	42.72	12/16/2026
	9/22/2017	—	37,600	45.43	9/22/2027

Restricted Stock	12/8/2015					7,500	357,750

Performance Shares
8/1/16 - 7/31/19								12,600	601,020
8/1/17 - 7/31/20								9,400	448,380
Thomas R. Scalf
Stock Options	12/10/2010	1,000	—	29.07	12/10/2020
	12/9/2011	4,000	—	34.88	12/9/2021
	12/7/2012	7,000	—	33.58	12/7/2022
	12/9/2013	10,500	—	42.07	12/9/2023
	12/5/2014	26,000	—	38.78	12/5/2024
	12/17/2015	19,667	9,833	28.00	12/17/2025
	12/16/2016	9,500	19,000	42.72	12/16/2026
	9/22/2017	—	25,800	45.43	9/22/2027

Restricted Stock	11/25/2013					3,000	143,100

Performance Shares
8/1/16 - 7/31/19								9,700	462,690
8/1/17 - 7/31/20								6,500	310,050

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable(1) (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock or Units that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested (2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Other Rights that Have Not Vested (3) ($)
Jeffrey E. Spethmann
Stock Options	2/18/2013	7,500	—	37.60	2/18/2023
	12/9/2013	10,500	—	42.07	12/9/2023
	12/5/2014	12,000	—	38.78	12/5/2024
	12/17/2015	9,000	4,500	28.00	12/17/2025
	4/4/2016	6,667	3,333	31.35	4/4/2026
	12/16/2016	8,000	16,000	42.72	12/16/2026
	9/22/2017	—	25,800	45.43	9/22/2027

Restricted Stock	11/25/2013					3,000	143,100

Performance Shares
8/1/16 - 7/31/19								8,100	386,370
8/1/17 - 7/31/20								6,500	310,050
Amy C. Becker
Stock Options	1/15/2009	3,000	—	15.87	1/15/2019
	1/14/2010	6,000	—	21.14	1/14/2020
	12/10/2010	6,000	—	29.07	12/10/2020
	12/9/2011	6,000	—	34.88	12/9/2021
	12/7/2012	3,500	—	33.58	12/7/2022
	12/6/2013	3,000	—	42.05	12/6/2023
	12/5/2014	14,500	—	38.78	12/5/2024
	12/17/2015	12,333	6,167	28.00	12/17/2025
	12/16/2016	6,334	12,666	42.72	12/16/2026
	9/22/2017	—	21,500	45.43	9/22/2027

Restricted Stock	7/10/2014					3,000	143,100

Performance Shares
8/1/16 - 7/31/19								6,500	310,050
8/1/17 - 7/31/20								5,400	257,580
_______________

(1)
Stock options have a ten-year term and vest in three equal annual installments beginning on the first anniversary of the grant date. The vesting dates for options unexercisable as of July 31, 2018 is as follows:

		Stock Options Vesting
		September	December	April	September	December	September
Name	Grant Date	2018	2018	2019	2019	2019	2020
Tod E. Carpenter	12/17/2015		53,500
	12/16/2016		55,500			55,500
	9/22/2017	50,167			50,166		50,167
Scott J. Robinson	12/17/2015		8,000
	12/16/2016		12,333			12,333
	9/22/2017	12,534			12,533		12,533
Thomas R. Scalf	12/17/2015		9,833
	12/16/2016		9,500			9,500
	9/22/2017	8,600			8,600		8,600
Jeffrey E. Spethmann	12/17/2015		4,500
	4/4/2016			3,333
	12/16/2016		8,000			8,000
	9/22/2017	8,600			8,600		8,600
Amy C. Becker	12/17/2015		6,167
	12/16/2016		6,333			6,333
	9/22/2017	7,167	—		7,166		7,167

(2)
Restricted stock awards generally cliff vest at the end of the fifth anniversary of the grant date. The market value is calculated using the closing price of the Company's common stock on the NYSE at the end of fiscal 2018.

(3)
These amounts represent the Target payout for the performance-based stock awards pursuant to the Long-Term Compensation Plan as described in the Compensation Discussion and Analysis section. The market value is calculated using the closing price of the Company's common stock on the NYSE at the end of fiscal 2018.

Fiscal 2018 Option Exercises and Stock Vested Table
The following table summarizes information on stock option awards exercised during fiscal 2018, the Long-Term Compensation Plan payouts for the cycle ending July 31, 2018, and restricted stock awards that vested during fiscal 2018 for our NEOs. For stock options, the value realized is based on the difference between the market price of our common stock at exercise and the exercise price. For stock awards, the value realized on vesting is based on the market price of our common stock at vesting.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (2) ($)
Tod E. Carpenter	11,000	244,640	34,673	2,023,968
Scott J. Robinson	—	—	4,295	254,178
Thomas R. Scalf	—	—	6,077	359,637
Jeffrey E. Spethmann	—	—	—	—
Amy C. Becker	—	—	3,786	224,055
_______________

(1)	Amount reported represents the market price of our common stock on the exercise date, less the exercise price, multiplied by the number of shares exercised.
(2)    Amount reported represents the closing price of our common stock as of the vesting date multiplied by the number of shares acquired on vesting.
Pension Benefits
The Company provides pension benefits to our U.S. Officers through the following plans:

•	Salaried Employees’ Pension Plan

•	Excess Pension Plan

Salaried Employees’ Pension Plan
The Salaried Employees’ Pension Plan is a defined benefit plan that provides cash balance retirement benefits to eligible employees. The Company contribution credits vary with service, age, and compensation. A participant’s benefit is 100% vested after three years of service. At retirement or termination, a participant who has a vested benefit can receive a distribution in the form of a lump sum or an actuarially equivalent annuity.
Effective August 1, 2016, employees no longer accrue Company contribution credits under the plan. Participants' cash balances continue to increase annually with interest credits. An employee’s account earns interest each year based on the average yield on one-year Treasury Constant Maturities during the month of June prior to the plan year plus 1%. This is the interest crediting rate. The minimum annual interest crediting rate is 4.83%.
Excess Pension Plan
The Excess Pension Plan mirrors the Salaried Employees’ Pension Plan. This plan is an unfunded, non-qualified plan that primarily provides retirement benefits that cannot be paid under the Salaried Employees’ Pension Plan due to the Internal Revenue Code limitations on qualified plans for compensation and benefits. Vested benefits are paid out of this plan on or after termination or retirement in up to 20 annual installments or a lump sum according to elections made by the participant in accordance with applicable IRS regulations.
Same as the Salaried Employees’ Pension Plan, employees no longer accrue Company contribution credits under this plan effective August 1, 2016.
Fiscal 2018 Pension Benefits
The following table summarizes information with respect to pension plans for each eligible NEO.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit(1) ($)	Payments During Last Fiscal Year ($)
Tod E. Carpenter	Salaried Employees’ Pension Plan	20	585,330	—
	Excess Pension Plan	20	401,182	—
Scott J. Robinson (2)	Salaried Employees’ Pension Plan	—	—	—
	Excess Pension Plan	—	—	—
Thomas R. Scalf	Salaried Employees’ Pension Plan	27	560,127	—
	Excess Pension Plan	27	118,775	—
Jeffrey E. Spethmann	Salaried Employees’ Pension Plan	3	74,505	—
	Excess Pension Plan	3	25,863	—
Amy C. Becker	Salaried Employees’ Pension Plan	19	448,360	—
	Excess Pension Plan	19	31,297	—
_______________

(1)
The present value of the accumulated benefit for the Salaried Employees’ Pension Plan and the Excess Pension Plan was determined by projecting the July 31, 2018 cash balance amounts to age 65 using a 5.0% interest credit rate and discounting it using a 4.4% interest rate.

The actual accrued balances as of the end of fiscal 2018 are reflected in the table below. For additional assumptions used in this calculation, refer to Note 11 of the Consolidated Financial Statements in our Annual Report on Form 10-K for fiscal 2018.

Name	Salaried Employees’ Pension Plan ($)	Excess Pension Plan ($)
Tod E. Carpenter	566,357	388,178
Scott J. Robinson	—	—
Thomas R. Scalf	519,914	110,248
Jeffrey E. Spethmann	69,753	24,214
Amy C. Becker	420,366	29,343

(2)	Mr. Robinson was hired after August 1, 2013 and, therefore, is not eligible to participate in our Salaried Employee's Pension Plan or the Excess Pension Plan.

Non-Qualified Deferred Compensation
The Company allows U.S. Officers to defer compensation through the following plans:

•	Deferred Compensation and 401(k) Excess Plan

•	Deferred Stock Option Gain Plan (effective January 1, 2008, this plan was frozen to new deferral elections)
Through the Deferred Compensation and 401(k) Excess Plan, the participants are eligible to defer the following:

•	Up to 75% of base salary

•	Up to 100% of annual cash incentive

•	Up to 100% of the Long-Term Compensation Plan award

•	Up to 25% of compensation in excess of the qualified plan compensation limits ($275,000 for 2018)
Under the Retirement Savings and Employee Stock Ownership Plan, any deferred cash (base salary and annual cash incentive) will receive a matching company contribution.
Participants have the following two investment alternatives for the deferrals of base salary and annual cash incentive:

•	Allocate the account to be credited with a fixed rate of return (as approved by the Committee) equal to the ten-year Treasury Bond rate.

•
Allocate the account to one or more investment funds. Several mutual fund investments are available, and funds may be reallocated among the investment alternatives at any time. These funds mirror the funds utilized in our Retirement Savings and Employees Stock Ownership Plan. These amounts are funded through a non-qualified “rabbi” trust.

All stock deferrals (LTCP awards, restricted stock awards, and stock option gains) remain in stock, are funded through a non-qualified “rabbi” trust, and are paid out in stock. These deferrals earn quarterly dividends that are paid in Company’s common stock.
Payments are made under these plans in the form of a lump sum or annual installments of up to 20 years. The deferral elections and payment elections are made in accordance with the timing requirements of applicable IRS regulations.
The following table summarizes participation of our NEOs in our Deferred Compensation and 401(k) Excess Plan and our Deferred Stock Option Gain Plan.
Fiscal 2018 Non-Qualified Deferred Compensation

Name	Executive Contributions in Last FY (1) ($)	Registrant Contributions in Last FY (2) ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE (3) ($)
Tod E. Carpenter	148,463	147,675	56,530	—	834,721
Scott J. Robinson	—	17,821	328	—	23,453
Thomas R. Scalf	29,680	41,618	11,162	—	204,887
Jeffrey E. Spethmann	33,490	31,194	1,298	—	65,982
Amy C. Becker	59,267	26,887	11,579	—	198,461
______________

(1)
Includes amounts in 401(k) Excess contributions for all NEOs, $22,240 deferred base salary for Ms. Becker and $11,538 deferred base salary for Mr. Spethmann reported as part of the salary and non-equity incentive plan compensation in the Summary Compensation Table.

(2)
This reflects the Company match for any applicable deferred salary, deferred annual incentive, and 401(k) Excess contributions. These amounts are reported under All Other Compensation in the Summary Compensation Table.

(3)
A portion of the aggregated balances shown above were reported as salary, annual incentive compensation, and/or all other compensation in the Summary Compensation Table for previous years: Mr. Carpenter, $110,959; Mr. Robinson, $4,638: Mr. Scalf, $17,177; Mr. Spethmann, $0; Ms. Becker, $31,433.

Potential Payments Upon Termination or Change in Control
Our Officers are covered by CIC Agreements and stock plan award agreements that govern key payments and benefits in the event of a termination of employment. The following discussion highlights applicable compensation and benefit that would be provided under different termination scenarios.
Termination Absent a Change in Control
We have no formal employment agreements or severance agreements outside of a change in control that provides additional payments to an Officer in the event of a termination of employment, including voluntary termination, termination for cause, involuntary termination, death or disability. Upon a termination, an Officer would be entitled to receive the same benefits and payments available to our broad-based, salaried employee group as specified in the plan document of each applicable program.
Retirement
Our Officers are eligible for retirement at age 55 with five years of vesting service. Upon retirement, the following would generally apply:

•	An annual cash incentive payment at the end of the applicable fiscal year would be prorated based on time worked.

•	Outstanding stock option awards continue to vest in accordance with the terms of the award agreement.

•	Outstanding LTCP awards would be prorated based on time worked and payments would be processed at the end of the three-year performance cycle according to the Company's performance results.

•	Outstanding restricted stock awards would be prorated based on time worked.
Involuntary Termination
In the event of an involuntary termination not for cause, the Committee has sole discretion to determine the amount, if any, of severance payments and benefits that will be offered to an Officer. We have no formal employment agreements with our Officers and they are not covered by our Company Severance Plan. Under our Severance Plan for U.S. salaried employees, the Company generally pays severance equal to one week of base salary for each year of service up to a maximum of 26 weeks (a minimum of 8 weeks for director level) and a target incentive prorated for full months actively employed. We generally pay for continued coverage for elected medical and dental benefits for a period of one or two months based on years of service.
Upon involuntary termination, the following would apply:

•	Outstanding vested stock options must be exercised within one month of termination and unvested stock options would be forfeited.

•	Outstanding restricted stock awards would be forfeited.

•	Outstanding LTCP awards that are still within the three-year performance cycle would be forfeited.
Death
In the event of the death of an Officer, the following would apply:

•	An annual cash incentive payment at the end of the applicable fiscal year would be prorated based on time worked.

•	Outstanding vested stock options become exercisable by the named beneficiary for a period of 36 months following the death and unvested stock options would be forfeited.

•	Outstanding restricted stock awards would be prorated based on time worked.

•	Outstanding LTCP awards would be prorated based on time worked and payments would be processed at the end of the three-year performance cycle according to the Company's performance results.

•
Payments under our Non-Qualified Deferred Compensation Plans and Excess Pension Plan would be accelerated. The amounts reflected in the Non-Qualified Deferred Compensation Table and Pension Benefits Table would have been payable to the named beneficiary as a lump sum.

Disability
In the event of disability of an Officer, the following would apply:

•	An annual cash incentive payment at the end of the applicable fiscal year would be prorated based on time worked.

•
Outstanding vested stock options remain exercisable for a period of 36 months following the disability, and unvested stock options would continue to vest in accordance with the terms of the award agreement.

•	Outstanding restricted stock awards would be prorated based on time worked.

•	Outstanding LTCP awards would be prorated based on time worked and payments would be processed at the end of the three-year performance cycle according to the Company's performance results.

•
Each U.S. Officer who participates in our broad-based, long-term disability program would receive an annual benefit equal to 60% of total cash compensation until the earlier of: (a) age 65; (b) recovery from the disability; or (c) death. The portion of compensation up to $200,000 is fully insured and payable by our insurance company, and the portion of compensation in excess of $200,000 is self-insured and payable by the Company.

•	In the event of a qualifying disability, payments under our Non-Qualified Deferred Compensation Plans and Excess Pension Plan would be accelerated.
Voluntary Termination and Termination for Cause
Our Officers are not entitled to receive any additional forms of severance payments or benefits upon a voluntary decision to terminate employment or upon a termination by the Company for cause prior to being eligible for retirement.
Termination Following or in Connection with a Change in Control
We entered into CIC Agreements with each of the Officers. Our CIC Agreements contain a “double-trigger” to enable our Officers to maintain objectivity in the event of a change in control situation and to better protect the interests of our stockholders. This independence is important in providing retention incentives during a time of uncertainty for Officers and offering additional assurances to the Company that it will be able to complete a transaction that the Board believes is in the best interests of our stockholders. In addition to the CIC Agreements, our stock option awards, LTCP and deferred compensation plans provide for the acceleration of certain benefits upon a change in control.
Upon the occurrence of a change in control, as generally defined below, with or without a qualifying termination of employment:

•	Outstanding unvested stock options will immediately vest and become exercisable.

•	Outstanding restricted stock awards will immediately vest.

•	Outstanding LTCP awards will immediately vest and be paid in a lump sum stock distribution at target achievement level.

•	Any unvested benefits under the Salaried Employees’ Pension Plan will immediately vest. As of the end of fiscal 2018, all eligible Officers were 100% vested in the Salaried Employees’ Pension Plan.
Additionally, the CIC Agreements provide that upon a qualifying termination of employment in connection with a change in control, each Officer would receive the following:

•
A cash lump sum equal to a multiple of the sum of the Officer’s base salary plus the Officer’s target cash incentive from the Annual Cash Incentive Plan then in effect. The multiple is based on level as follows:

–	Chairman and CEO = three times the sum of base salary and target annual incentive

–	Senior Vice Presidents = two times the sum of base salary and target annual incentive

–	Vice Presidents = one times the sum of base salary and target annual incentive

•	A lump sum of additional pension benefits equal to:

–	The value of the benefit under each pension plan assuming the benefit is fully vested and the Officer had three additional years of benefit accrual; less

–	The value of the vested benefit accrued under each pension

•	36 months of continued medical, dental, vision, life, disability, and accident benefits

•	Outplacement services suitable to the Officer’s position for a period of three years or until the first acceptance of an employment offer, whichever is earlier

The Officer’s payments will be reduced to the maximum amount that can be paid without triggering an excise tax liability. This reduction would only occur if the net amount of those payments is greater than the net amount of payments without the reduction.
Change in Control
Generally, a change in control includes the occurrence of any of the following events or circumstances:

•	The acquisition of 25% or more of the combined voting power of the Company’s outstanding shares, other than any acquisition from or by the Company or any Company-sponsored employee benefit plan.

•	Consummation of a merger or other business consolidation of the Company other than a transaction where the Company’s pre-transaction stockholders retain at least 60% ownership of the surviving entity.

•
A change in the Board of Directors composition in which the incumbent directors, meaning those directors who were not elected in a contested fashion, are no longer a majority of the Board. The CIC Agreements specify the circumstances under which a director is deemed to have been elected in a contested fashion.

•
Approval of a plan of liquidation or dissolution or a consummated agreement for the sale of all or substantially all of the Company’s assets to an entity, unless the Company’s pre-transaction stockholders retain at least 60% ownership of the surviving entity.

Qualifying Termination of Employment
The CIC Agreement provides that, upon a change in control, if an Officer’s employment with the Company is terminated within 24 months:

•	by the Company or its successor without “cause,” or

•	by the Officer for “good reason”

Potential Payments upon Termination or Change in Control Table
The following table sets forth applicable payment estimates to our NEOs assuming each termination event occurred on July 31, 2018, the last business day of the fiscal year. The estimates are based on the July 31, 2018 closing stock price of $47.70.

		Potential Payments ($)
Triggering Event (1)	Compensation Component	Tod E. Carpenter	Scott J. Robinson	Thomas R. Scalf	Jeffrey E. Spethmann	Amy C. Becker
Death	Annual incentive	1,598,571	490,432	417,757	402,021	294,856
	LTCP (4)	2,406,381	549,547	411,386	360,529	292,230
	Restricted stock	—	184,838	133,560	133,560	114,480
	Total	4,004,952	1,224,817	962,703	896,110	701,566

Disability	Annual disability benefit (5)	570,625	274,800	275,055	240,000	231,300
	Annual incentive	1,598,571	490,432	417,757	402,021	294,856
	Stock Options	1,948,365	365,789	346,896	281,391	233,372
	LTCP (4)	2,406,381	549,547	411,386	360,529	292,230
	Restricted stock	—	184,838	133,560	133,560	114,480
	Total	6,523,942	1,865,406	1,584,654	1,417,501	1,166,238

Involuntary Termination (2)	Cash severance	1,446,923	391,062	506,000	321,539	341,019
	Benefit continuation (6)	2,666	1,152	3,858	—	2,213
	Total	1,449,589	392,214	509,858	321,539	343,232

Retirement (3)	Annual incentive	1,598,571	—	—	—	—
	Stock Options	1,948,365	—	—	—	—
	LTCP (4)	2,406,381	—	—	—	—
	Restricted stock	—	—	—	—	—
	Total	5,953,317	—	—	—	—

Change in Control	Stock options	1,948,365	365,789	346,896	281,391	233,372
	LTCP (4)	4,512,420	1,049,400	772,740	696,420	567,630
	Restricted stock	—	357,750	143,100	143,100	143,100
	Total	6,460,785	1,772,939	1,262,736	1,120,911	944,102

Qualifying Termination Following or in Connection with a Change in Control	Cash severance (7)	5,985,000	1,557,200	1,452,000	1,320,000	578,250
	Pension benefits (8)	951,079	—	335,552	198,166	249,305
	Benefit continuation (9)	38,952	33,876	55,368	2,052	33,984
	Outplacement (10)	45,000	45,000	45,000	45,000	45,000
	Total	7,020,031	1,636,076	1,887,920	1,565,218	906,539
________________

(1)	No forms of severance payments or additional benefits are provided to Officers upon a voluntary decision to terminate employment or a termination for cause prior to being eligible for retirement.

(2)	If the Committee were to follow our U.S. Severance Plan for broad-based employees, the payments above would have been made to our NEOs had they been involuntarily terminated at the end of fiscal 2018.

(3)	Mr. Carpenter is the only retirement eligible NEO as of July 31, 2018.

(4)	This represents the accelerated vesting of two LTCP award cycles outstanding as of July 31, 2018 and assumes payment at target achievement.

(5)	$120,000 of the annual disability benefit is fully insured and payable by the insurance company. Anything in excess of this amount is self-insured and payable by the Company.

(6)	Mr. Spethmann did not elect medical or dental coverage through Donaldson.

(7)	Under the CIC Agreement, this represents a lump sum equal to:

•	Three times the sum of base salary and the annual incentive at target for Mr. Carpenter

•	Two times the sum of base salary and the annual incentive at target for Messrs. Robinson, Scalf and Spethmann

•	One times the sum of base salary and the annual incentive at target for Ms. Becker

(8)	Mr. Robinson was hired after August 1, 2013 and, therefore, is not eligible to participate in our Salaried Employee's Pension Plan.

(9)	This reflects only Life and Business Travel Accident benefits for Mr. Spethmann.

(10)	This is based on the assumption that the NEO would utilize $15,000 per year in outplacement services for the full three years.

Under the CIC Agreement, the payment may be reduced in situations where the Officer would otherwise be subject to the excise tax liability under Section 280G of the Internal Revenue Code. The amounts in the table above do not reflect any reductions that might be made.
With a change in control followed by a termination within 24 months, any payments under the Non-Qualified Deferred Compensation Plans and the Excess Pension Plan would become immediately payable to the participant in the form of a lump sum. Additionally, any accrued benefits under the Salaried Employees’ Pension Plan and the Excess Pension Plan also become immediately vested. As of the end of fiscal 2018, all eligible Officers were 100% vested under these plans.
Pay Ratio Disclosure
In accordance with Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing a disclosure of the ratio of our CEO’s annual total compensation to the annual total compensation of our median employee. For fiscal 2018:

Annual Total Compensation of Median Employee	$33,271
Annual Total Compensation of our CEO	$5,937,953
Based on this information, our fiscal 2018 pay ratio of 178 to 1 is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.
We used the following methodology and material assumptions and estimates to identify our median employee:

•
We determined that, as of May 1, 2018, the date we selected to identify the median employee, our global employee population consisted of 12,492 individuals. As permitted by the SEC, we excluded a total of 283 non-U.S. employees, less than 5% of our total employee population, from our determination of the median employee. Our adjusted employee population consisted of 12,209 U.S. and non-U.S. employees in aggregate (excluding our CEO).

Below is a summary of the jurisdictions and corresponding number of employees that were excluded from the median employee determination.

Austria (5)	Denmark (10)	Norway (3)	Sweden (14)
Brazil (154)	Guatemala (1)	Russia (6)	Switzerland (5)
Bulgaria (1)	Hungary (2)	Slovakia (7)	Turkey (12)
Costa Rica (1)	Netherlands (16)	Spain (46)

•
We identified the median employee using our adjusted global employee population (excluding our CEO) as of May 1, 2018, based on “total cash compensation”, including salary earnings and annual incentives paid within a twelve month look back period from May 1, 2018. We did not annualize total cash compensation for anyone with less than twelve months of compensation data.

After identifying the median employee, we calculated annual total compensation for that individual in accordance with same methodology used for our NEOs as set forth in the Summary Compensation Table. With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column reported in the Summary Compensation Table.

INFORMATION REGARDING THE INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

Audit Committee Report
The following is the report of the Audit Committee with respect to Donaldson’s audited financial statements presented in its Annual Report on Form 10-K for the fiscal year ended July 31, 2018.
The Audit Committee of the Board of Directors is composed entirely of non-employee directors, all of whom have been determined by the Board to be independent under the rules of the SEC and the NYSE. In addition, the Board has determined that John P. Wiehoff and Andrew Cecere are Audit Committee financial experts, as defined by the rules of the SEC.
The Audit Committee acts under a written charter approved by the Board of Directors. The Audit Committee assists the Board in carrying out its oversight of the Company’s financial reporting process, audit process, and internal controls. The Audit Committee formally met eight times during the past fiscal year in carrying out its oversight functions. The Audit Committee has the sole authority to appoint, terminate, or replace the Company’s independent registered public accounting firm. The independent registered public accounting firm reports directly to the Audit Committee.
The Audit Committee reviewed and discussed the Company’s fiscal 2018 audited financial statements with management, the internal auditor, and PricewaterhouseCoopers LLP (“PwC”), the Company’s independent registered public accounting firm. Management has represented and PwC has reported in its opinion to the Audit Committee that the financial statements were prepared in accordance with generally accepted accounting principles and fairly present, in all material respects, the financial position of the Company.
As part of its activities, the Audit Committee also:

1.	Discussed with PwC the matters required to be discussed under applicable Auditing Standards of the Public Company Accounting Oversight Board;

2.
Received the written disclosures and letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence; and

3.	Discussed with PwC its independence.
Based on the review and discussions with management and PwC, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2018.

Members of the Audit Committee
John P. Wiehoff, Chair	Ajita G. Rajendra
Andrew Cecere	Trudy A. Rautio
Douglas A. Milroy

Independent Registered Public Accounting Firm Fees
The aggregate fees billed to the Company for fiscal 2018 and fiscal 2017 by PwC, the Company’s independent registered public accounting firm, are as follows:

	Fiscal 2018	Fiscal 2017
Audit Fees	$3,196,016	$2,674,933
Audit-Related Fees	43,566	158,364
Tax Fees	181,810	355,495
All Other Fees	1,800	1,800
Total Fees	$3,423,192	$3,190,592

Audit Fees include professional services rendered in connection with the audit of the Company’s financial statements, including the quarterly reviews, statutory audits of certain of the Company’s international subsidiaries, and the audit of internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002. Audit-Related Fees include accounting advisory fees related to financial accounting matters. Tax fees include tax consulting and tax return preparation. All Other Fees include licensure for an accounting literature research tool.
Audit Committee Pre-Approval Policies and Procedures
The Audit Committee pre-approves all audit and permitted non-audit services provided by the independent registered public accounting firm, including the fees and terms for those services. The Audit Committee may delegate to one or more designated Committee members the authority to grant pre-approvals. This designated member is the Chair of the Audit Committee. Any pre-approval by the Chair must be presented to the full Audit Committee at its next scheduled meeting. All of the services provided by the independent registered public accounting firm during fiscal 2018 and fiscal 2017, including services related to the Audit Fees, Audit-Related Fees, Tax Fees and All Other Fees described above, were approved by the Audit Committee under its pre-approval policies.

ITEM 2: NON-BINDING ADVISORY VOTE ON THE COMPENSATION
OF OUR NAMED EXECUTIVE OFFICERS

As required pursuant to Section 14A of the Securities Exchange Act of 1934, at the 2017 Annual Meeting, we provided our stockholders with an advisory vote on the frequency of conducting an advisory vote on the compensation of our NEOs. Consistent with the stockholders’ preference expressed in voting at the 2017 Annual Meeting, our Board of Directors determined that an advisory vote on the compensation of our NEOs will be conducted annually. Therefore, we are providing our stockholders with an advisory (non-binding) vote on the compensation of our NEOs as discussed in this Proxy Statement in accordance with the rules of the SEC.
As described in detail under Compensation Discussion and Analysis - Executive Compensation Program Principles and Objectives, our objective is to create long-term stockholder value. Our executive compensation program is designed to directly support this objective and ensure that the interests of our officers are properly aligned with our stockholders’ short-term and long-term interests. The key principles of our executive compensation strategy include:

•	Aligning compensation to financial measures that balance both the Company’s annual financial results and long-term growth

•	Providing significant portions of total compensation in variable performance-based programs to focus the attention of our Officers on driving and increasing stockholder value

•	Setting target total direct compensation based on established proxy peer group (as recommended by an independent compensation consultant) and published market survey data

•	Establishing high stock ownership requirements for our Officers

•
Providing competitive pay, which enables us to attract, retain, reward, and motivate top leadership talent by generally setting compensation elements around the median of the peer group data and size-adjusted general industry survey data

Please read the Compensation Discussion and Analysis for additional details about the Company’s executive compensation programs, including information about the compensation of our NEOs for fiscal 2018.
We are presenting the following proposal, which gives stockholders the opportunity to support or not support our executive compensation program for our NEOs by voting for or against the following resolution:
“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s NEOs, as disclosed in Donaldson Company’s Proxy Statement for the 2018 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and other related narrative disclosures.”
This advisory vote on executive compensation is not binding on the Company, our Human Resources Committee, or our Board of Directors. However, our Human Resources Committee and our Board of Directors will take into account the result of the vote when determining future executive compensation arrangements.

Board Recommendation
The Board of Directors recommends you vote FOR adoption of the resolution approving the compensation of our Named Executive Officers described in this Proxy Statement.

ITEM 3: RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has appointed PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm to audit the books and accounts of the Company for the fiscal year ending July 31, 2019. PwC has audited the books and accounts of the Company since 2002. While the Company is not required to do so, it is submitting the selection of PwC to serve as the Company’s independent registered public accounting firm for the fiscal year ending July 31, 2019 for ratification in order to ascertain the views of the Company’s stockholders on this appointment. Whether or not the appointment is ratified, the Audit Committee, which is solely responsible for appointing and terminating our independent registered public accounting firm, may in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders. Representatives of PwC are expected to be present at the virtual meeting and will have the opportunity to make a statement and to respond to appropriate questions. In the event this appointment is not ratified, the Audit Committee will reconsider its selection.
Board Recommendation
The Audit Committee of the Board of Directors recommends that stockholders vote FOR ratification of the appointment of PwC as the Company’s independent registered public accounting firm for the fiscal year ending July 31, 2019.

By Order of the Board of Directors

Amy C. Becker
Secretary
October 10, 2018

Donaldson Company, Inc.
Annual Meeting of Stockholders
Friday, November 30, 2018, at 1:00 p.m.
Virtual meeting held online through
www.virtualshareholdermeeting.com/DCI2018

DONALDSON COMPANY, INC.
ATTN: AMY BECKER
P.O. BOX 1299
MINNEAPOLIS, MN 55440-1299

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/DCI2018**

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E50667-P12045-Z72963

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DONALDSON COMPANY, INC.

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

01) Andrew Cecere
02) James J. Owens
03) Trudy A. Rautio

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Shareholder Letter and Form 10-K are available at www.proxyvote.com.

E50668-P12045-Z72963

DONALDSON COMPANY, INC.
Annual Meeting of Stockholders
November 30, 2018 1:00 PM
This proxy is solicited by the Board of Directors

The undersigned appoints TOD E. CARPENTER, AMY C. BECKER AND MELISSA A. OSLAND, and each of them as proxies, each with the power to appoint a substitute, to represent and to vote, as designated on the reverse side, all shares of Common stock of DONALDSON COMPANY, INC. that the stockholder is entitled to vote at the 2018 Annual Meeting of Stockholders at www.virtualshareholdermeeting.com/DCI2018, at 1:00 PM, Central Time, on Friday, November 30, 2018, and any adjournment thereof.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE ELECTION OF ALL DIRECTOR NOMINEES, FOR PROPOSAL 2, AND FOR PROPOSAL 3.

Continued and to be signed on reverse side